DEBTOR-IN POSSESSION
                         CREDIT AGREEMENT


                  DATED AS OF SEPTEMBER 25, 1995

                           by and among

                       WEI HOLDINGS, INC.,
                     as Debtor-in-Possession,

                 WHEREHOUSE ENTERTAINMENT, INC.,

                               and

                      BANKERS TRUST COMPANY,
                             as Agent






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              DEBTOR-IN-POSSESSION CREDIT AGREEMENT

                  Dated as of September 25, 1995

                        TABLE OF CONTENTS

                                                            Page

RECITALS....................................................   1

SECTION 1.  DEFINITIONS.....................................   2
     1.1    Certain Defined Terms...........................   2
     1.2    Accounting Terms; Utilization of GAAP...........  18
     1.3    References; Interpretation......................  18

SECTION 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS......  19
     2.1    Loans...........................................  19
     2.2    Interest on the Loans...........................  21
     2.3    Fee.............................................  25
     2.4    Prepayments and Payments; Reductions in
               Commitments..................................  25
     2.5    Use of Proceeds.................................  27
     2.6    Special Provisions Governing Eurodollar
               Rate Loans...................................  28
     2.7    Capital Adequacy Adjustment.....................  32
     2.8    Letters of Credit...............................  33
     2.9    Taxes...........................................  40
     2.10   Superpriority of Obligations....................  41
     2.11   Replacement of Lenders..........................  42

SECTION 3.  CONDITIONS TO LOANS AND LETTERS OF CREDIT.......  42
     3.1    Conditions to Loans.............................  42
     3.2    Conditions to All Loans.........................  45
     3.3    Conditions to Letters of Credit.................  46

SECTION 4.  REPRESENTATIONS AND WARRANTIES..................  47
     4.1    Organization, Powers, Good Standing,
               Business and Subsidiaries....................  47
     4.2    Authorization of Borrowing, etc.................  47
     4.3    Financial Condition.............................  48
     4.4    No Material Adverse Change; No Stock Payments...  49
     4.5    Title to Properties; Liens......................  49
     4.6    Litigation; Adverse Facts.......................  49
     4.7    Payments of Taxes...............................  50
     4.8    Materially Adverse Agreements; Performance
               of Agreements................................  50
     4.9    Governmental Regulation.........................  50
     4.10   Securities Activities...........................  51

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                                                            Page

     4.11   Employee Benefit Plans..........................  51
     4.12   Disclosure......................................  51
     4.13   Licenses, Permits and Authorizations............  52
     4.14   Intangible Property.............................  52
     4.15   Environmental Matters...........................  52

SECTION 5.  AFFIRMATIVE COVENANTS...........................  54
     5.1    Financial Statements and Other Reports..........  54
     5.2    Corporate Existence, etc........................  58
     5.3    Payment of Taxes and Claims; Tax Consolidation..  58
     5.4    Maintenance of Properties; Insurance............  59
     5.5    Inspection; Lender Meeting......................  59
     5.6    Equal Security for Obligations; No Further
               Negative Pledges.............................  59
     5.7    Compliance with Laws, etc.......................  60
     5.8    Environmental Disclosure and Inspection.........  60
     5.9    Hazardous Materials; Remedial Action............  61

SECTION 6.  NEGATIVE COVENANTS..............................  61
     6.1    Indebtedness....................................  62
     6.2    Liens...........................................  62
     6.3    Investments.....................................  63
     6.4    Contingent Obligations..........................  63
     6.5    Restricted Junior Payments; Payments on
               Pre-Petition Obligations.....................  64
     6.6    Financial Covenants.............................  64
     6.7    Restriction on Fundamental Changes..............  65
     6.8    Sales and Leasebacks............................  66
     6.9    Sale or Discount of Receivables.................  66
     6.10   Transactions with Shareholders and Affiliates...  66
     6.11   Disposal of Subsidiary Stock....................  67
     6.12   Conduct of Business; Limitation on
               Subsidiaries.................................  67
     6.13   Chapter 11 Claims...............................  67

SECTION 7.  GUARANTY OF HOLDINGS............................  68
     7.1    Guaranty by Holdings............................  68
     7.2    Terms of Guaranty...............................  68

SECTION 8.  EVENTS OF DEFAULT...............................  71
     8.1    Failure to Make Payments When Due...............  71
     8.2    Breach of Certain Covenants.....................  71
     8.3    Breach of Warranty..............................  71
     8.4    Other Defaults Under Agreement or
               Loan Documents...............................  72
     8.5    Judgments and Attachments.......................  72
     8.6    Employee Benefit Plans..........................  72
     8.7    Change in Control...............................  72
     8.8    Material Adverse Effect.........................  73
     8.9    Bankruptcy Proceeding Events....................  73

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                                                            Page

SECTION 9.  AGENT...........................................  75
     9.1    Appointment.....................................  75
     9.2    Powers; General Immunity........................  75
     9.3    Representations and Warranties; No Responsibility
               For Appraisal of Creditworthiness............  77
     9.4    Right to Indemnity..............................  77
     9.5    Registered Persons Treated as Owner.............  77
     9.6    Successor Agents................................  78

SECTION 10. MISCELLANEOUS...................................  78
     10.1   Representation of Lenders.......................  78
     10.2   Assignments and Participants in Loans;
               Letters of Credit............................  78
     10.3   Expenses........................................  79
     10.4   Indemnity.......................................  80
     10.5   Set Off.........................................  81
     10.6   Ratable Sharing.................................  82
     10.7   Amendments and Waivers..........................  82
     10.8   Independence of Covenants.......................  83
     10.9   Notices.........................................  83
     10.10  Survival of Warranties and Certain Agreements...  83
     10.11  Failure or Indulgence Not Waiver; Remedies
               Cumulative...................................  83
     10.12  Obligations Several; Independent Nature
               of Lenders' Rights...........................  84
     10.13  Headings; Table of Contents.....................  84
     10.14  Applicable Law..................................  84
     10.15  Successors and Assigns; Subsequent Holders
               of Notes.....................................  84
     10.16  Consent to Jurisdiction and Service of Process..  84
     10.17  Waiver of Jury Trial............................  85
     10.18  Parties Including Trustees; Court Proceedings...  85
     10.19  Counterparts; Effectiveness.....................  86
     10.20  Absence of Prejudice to Lenders or to Holders
               of Debt Under the Prepetition Credit Agreement with Respect to Matters Before the
               Bankruptcy Court.............................  86



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                             EXHIBITS



        I      Form of Notice of Borrowing
       II      Form of Notice of Issuance of Letter of Credit
      III      Form of Notice of Conversion/Continuation
       IV      Form of Note
        V      Form of Borrowing Base Certificate
       VI      Form of Compliance Certificate
      VII      Form of Assignment Agreement
     VIII      Form of Opinion of Loan Parties' Counsel
       IX      Form of Interim Borrowing Order
        X      Form of Final Borrowing Order








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                            SCHEDULES


          1.1A      Fiscal Periods
          1.1B      Lenders' Commitments and Pro Rata Shares
          4.1B      Foreign Qualifications
          4.1D      Subsidiaries
          4.4       Certain Material Events
          4.6       Litigation
          4.11      Employee Benefits
          4.14      Trademarks and Trade Names
          4.15      Environmental Matters
          6.2       Existing Liens
          6.3       Existing Investments







                                v


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          This DEBTOR-IN-POSSESSION CREDIT AGREEMENT is dated as
of September 25, 1995 and entered into by and among WHEREHOUSE ENTERTAINMENT, INC., a Delaware corporation, as debtor and debtor-in-possession ("Borrower"), WEI HOLDINGS, INC., a Delaware corporation, as debtor and debtor-in-possession ("Holdings"), the LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (together with each lender that may become a party to this Debtor-in-Possession Credit Agreement as herein provided, referred to herein indivi-dually as a "Lender" and collectively as "Lenders"), BANKERS TRUST COMPANY, as agent for Lenders (hereinafter, in such capacity, together with any successors thereto in such capacity, referred to as "Agent").


                             RECITALS

          WHEREAS, on August 2, 1995, Borrower and Holdings filed voluntary petitions for relief under the Bankruptcy Code (as hereinafter defined) with the United States Bankruptcy Court for the District of Delaware (the "Court") (such proceedings jointly administered as Case No. 95-911 (HSB), are hereinafter referred to as the "Chapter 11 Cases"), and Borrower and Holdings each continues to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

          WHEREAS, Borrower has requested Lenders to provide, subject to the terms and conditions contained herein, a revolving credit facility of up to $30,000,000 (including a letter of credit subfacility of $10,000,000) to fund working capital, issue letters of credit and make certain other payments during the Chapter 11 Cases, all as set forth herein and Lenders are willing to extend such postpetition credit to Borrower in accordance with and on the terms and conditions set forth herein; and

          WHEREAS, Holdings is willing to guaranty all of the obligations of Borrower with respect to the credit facilities provided by Agent and Lenders and such guaranty is a condition precedent to the making of Loans and other extensions of Credit hereunder.


                        A G R E E M E N T


          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Borrower, Lenders and Agent agree as follows:

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          SECTION 1.  DEFINITIONS

          1.1  Certain Defined Terms

          The following terms used in this Agreement shall have the following meanings:

          "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date, the rate (rounded upward to the next highest one hundredth of one percent) obtained by dividing (i) the Eurodollar Rate for that date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets that includes loans by a non-United States office of a Lender to United States residents).

          "Affected Lender" means any Lender affected by any of the events described in subsections 2.6B or 2.6C.

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" has the meaning assigned to that term in the introductory paragraph to this Agreement.

          "Aggregate Amounts Due" has the meaning assigned to that term in subsection 10.6.

          "Agreement" means this Debtor-in-Possession Credit
Agreement as it may be amended, amended and restated, supple-mented or otherwise modified from time to time.

          "Asset Sale" means the sale, lease, assignment or other transfer for value by Holdings or any of its Subsidiaries to any Person, whether in a single transaction or a series of related transactions, of (i) any of the stock of Borrower or any of its Subsidiaries, (ii) all or substantially all of the assets of any division or line of business of Holdings or any of its Subsidi-aries, or (iii) any other assets or rights, or related group of assets or rights, of Holdings or any of its Subsidiaries (x) having a book value or market value in excess of $150,000, other than the rental or sale in the ordinary course of business of Inventory of Holdings or any of its Subsidiaries.

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          "Bankers" means Bankers Trust Company, a New York
banking corporation.

          "Bankruptcy Code" means Title 11 of the United States
Code entitled "Bankruptcy" from time to time in effect, or any successor statute.

          "Bankruptcy Rule" means a rule promulgated as part of the Federal Rules of Bankruptcy Procedure.

          "Base Rate" means, at any time, the higher of (a) the Prime Rate and (b) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

          "Base Rate Loans" means Loans made by Lenders bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "Borrower" has the meaning assigned to that term in the introductory paragraph to this Agreement.

          "Borrowing Base" means, as at any date of determina-tion, fifty percent (50%) of Eligible Inventory.

          "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit IV annexed hereto delivered to Agent and Lenders by Borrower pursuant to subsection 5.1(iv).

          "Borrowing Orders" means the Interim Borrowing Order and the Final Borrowing Order.

          "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which either is a legal holiday under the laws of the State of New York or the State of California or is a day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank Eurodollar market.

          "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Cash Equivalents" means (i) marketable direct obliga-tions issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such

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state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and (iii) demand or time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 or by any original Lender.

          "Certificate of Exemption" has the meaning assigned to that term in subsection 2.9B.

          "Chapter 11 Cases" has the meaning assigned to that term in the recitals hereto.

          "Closing Date" the date on or before October 31, 1995 on which the conditions contained in Section 3 are satisfied.

          "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrower in the ordinary course of business.

          "Commitments" means the commitments of Lenders as set forth in subsections 2.1A and 2.8C.

          "Compliance Certificate" means a certificate substan-tially in the form annexed hereto as Exhibit V delivered to Agent and Lenders by Holdings and Borrower pursuant to subsection
5.1(v).

          "Consolidated Adjusted EBITDAV" means, for any period, the sum (without duplication) of (i) Consolidated Net Income,
(ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) to the extent Consolidated Net Income has been reduced thereby, amortization expense, depreciation expense, the non-cash portion of cost of rentals and other non-cash expenses, (v) losses on Asset Sales and (vi) other non-cash items reducing Consolidated Net Income, excluding write-offs of Inventory and accounts receivable, less the sum (without duplica-tion) of (x) gains on Asset Sales, (y) other non-cash items increasing Consolidated Net Income and (z) cash purchases of rental inventory, all as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

          "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures (whether in cash or accrued as liabilities) by Holdings and its Subsidiaries during such period that, in conformity with GAAP, are included or required to be included in the property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Subsidiaries; provided, however, that excluded from this defini-tion shall be (i) any expenditures made with insurance proceeds received by Borrower with respect to any item included in the

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property, plant or equipment reflected in the consolidated
balance sheet of Holdings and its Subsidiaries and (ii) any expenditures made with, or reimbursed by, Consolidated Trade
Reimbursements.

          "Consolidated Interest Expense" means, for any period, interest expense with respect to all outstanding Indebtedness (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit) of Holdings and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that Consolidated Interest Expense shall not include any Transaction Costs and amortization thereof.

          "Consolidated Net Income" means, for any period, the net income (or loss) of Holdings and its Subsidiaries, after provisions for taxes, on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Holdings), except to the extent of the amount of dividends or other distributions actually paid in cash to Holdings or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person's assets are acquired by Holdings or any of its Subsidiaries, and (iii) the income of any Subsidiary of Holdings (other than Borrower) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instru-ment, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

          "Consolidated Operating Lease Expense" means, for any period of determination, the aggregate amount of all rents paid by Holdings and its Subsidiaries on a consolidated basis during such period under all Operating Leases of Holdings and its Subsidiaries.

          "Consolidated Trade Reimbursements" means, for any period, the aggregate amount of payments, including without limitation, any credits or rebates received by Borrower in connection with the purchase of Inventory, received from vendors on account of capital expenditures made or to be made by Borrower.

          "Contingent Obligation", as applied to any Person, means, without duplication, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is other-wise liable for reimbursement of drawings. Contingent Obliga-tions shall include, without limitation, (a) the direct or

<page-6>

indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discount-ing with recourse or sale with recourse by such Person of the obligation of another, (b) any Interest Rate Agreement and (c) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, or (z) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, if in the case of any agreement described under subclauses (x) or (y) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation to the extent so guaranteed or otherwise supported.

          "Contractual Obligation", as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, under-taking, agreement or other instrument to which that Person is a party or by which it or any material amount of its properties is bound or to which it or any material amount of its properties is subject.

          "Court" has the meaning assigned to that term in the recitals hereto.

          "Creditors' Committee" means the official committee of unsecured creditors appointed in the Chapter 11 Cases.

          "Dollars" and the sign "$" means the lawful money of the United States of America.

          "Eligible Inventory" means, as at any date of deter-mination, 65% of the value (determined at the lower of cost or market on a first-in, first-out basis less reserves taken by Borrower in its books and records (determined in a manner consistent with Borrower's historic practices) and less unicap costs) of all Inventory (excluding all Inventory acquired by Borrower principally for rental, all Inventory held, or claimed to be held, on consignment or similar arrangement and all Inventory produced in violation of the Fair Labor Standards Act or subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215(a)(i)) owned by and in the possession of Borrower and located in the United States of America.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Holdings or any of its ERISA
Affiliates other than a Multiemployer Plan.

          "Environmental Claim" means any written notice of violation, claim, demand or other order or direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible

<page-7>

or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continua-tion of the existence, of a Release (whether sudden or non-sudden or accidental or non-accidental), of, or exposure to, any Hazardous Material, in, into or onto the environment at, in, by, from or related to any Facility, (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connec-tion with the operation of any Facility, or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits or licenses of or from any governmental authority, agency or court relating to Hazardous Materials with respect to the Facilities.

          "Environmental Laws" means all laws relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials and to the generation, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to Holdings or any of its Subsidiaries or any or their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as the date of determination.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time and any successor statute.

          "ERISA Affiliate", as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trade or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

          "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any

<page-8>

Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make on its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan which would result in the imposition of a Lien under Section 412(n) of the Code if "$750,000" were substituted for "$1,000,000" in
Section 412(n) of the Code or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 or ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings or any of its ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings or any of its ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Sections 409, 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings or any of its ERISA Affiliates in connection with any such plan which could reasonably be expected to be successful; or (x) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 401(a) of the Internal Revenue Code if the resulting fines, penalties and related charges could reasonably be expected to be material; or (xi) the imposition of a Lien pursuant to Sections 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA; provided that any event described in the foregoing clauses shall not be an ERISA Event if Holdings and/or its Subsidiaries are (or would be) liable for any potential liability resulting from such event solely because of their affiliation with an ERISA Affiliate (excluding Holdings and all Subsidiaries) and (a) such events, individually or in the aggregate, result in or could reasonably be expected to result in liability (including joint and several liability) of Holdings and its Subsidiaries of less than $1,000,000, or (b) neither Holdings nor any Subsidiary could reasonably be expected to be liable (either individually or on a joint and several basis) for any potential liability resulting from such event, provided further that any event described in the foregoing proviso shall be an ERISA Event if the PBGC or any other governmental authority notifies Holdings or one of its Subsidiaries that Holdings or one of its Subsidiaries is liable for any potential liability in excess of $1,000,000 resulting from such event.

          "Eurodollar Rate" means, for any Interest Rate Deter-mination Date, the offered quotation, if any, to first class banks in the Eurodollar market by Bankers for Dollar deposits of

<page-9>

amounts in immediately available funds comparable to the princi-pal amount of the Eurodollar Rate Loan of Bankers for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) two (2) Business Days prior to the commencement of such Interest Period.

          "Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

          "Event of Default" means each of the events set forth in Section 8.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended from time to time, and any successor statute.

          "Expiry Date" means the earliest of (i) if the Final Order has not been entered by October 31, 1995, October 31, 1995,
(ii) September 1, 1997 and (iii) the effective date of a plan of reorganization for Borrower and Holdings in the Chapter 11 Cases.

          "Facilities" means, as at any date of determination, any and all real property (including all buildings, fixtures or other improvements located thereon) owned, leased or operated by Holdings or any of its Subsidiaries as at such date.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

          "Final Borrowing Order" means an order of the Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) in the form attached hereto as Exhibit X with any modifications approved by Agent in its sole discre-tion. The Final Borrowing Order shall also contain a finding consistent with the representation of Borrower set forth in subsection 4.2A(ii).

          "Fiscal Month" means a fiscal month of Holdings and its Subsidiaries as set forth in Schedule 1.1A.

          "Fiscal Quarter" means a fiscal quarter of Holdings and its Subsidiaries as set forth in Schedule 1.1A annexed hereto.

          "Fiscal Year" means the fiscal year of Holdings and its Subsidiaries as set forth in Schedule 1.1A annexed hereto.

<page-10>

          "Foreign Lender" shall have the meaning assigned that term in subsection 2.9B.

          "Funded Debt", as applied to any Person, means all Indebtedness of that Person which by its terms or by the terms of any instrument or agreement related thereto has a final stated maturity which is more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year from (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

          "Funding Date" means the date of the funding of a Loan.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

          "Government Acts" has the meaning assigned thereto in subsection 2.8H.

          "Guarantor" has the meaning assigned thereto in subsection 7.1.

          "Guaranty" has the meaning assigned thereto in subsection 7.1.

          "Hazardous Materials" means (i) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollu-tants which (a) pose a hazard to any property of Holdings or any of its Subsidiaries or to Persons on or about such property or
(b) cause such property to be in violation of any Environmental Laws, (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of poly-chlorinated biphenyls in excess of fifty parts per million; (iii) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, without limitation, Environmental Laws, and
(iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority having jurisdiction over Holdings or any of its Subsidiaries or any of their respective properties.

          "Holdings" has the meaning assigned to that term in the introductory paragraph of this Agreement.

<page-11>

          "Indebtedness", as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money whether or not evidenced by a promissory note, draft or similar instrument, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than any obligation imposed by law under ERISA), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (v) all indebtedness to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether such indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

          "Initial Borrowing Date" has the meaning assigned to that term in Section 3.1.

          "Interest Payment Date" means with respect to any Eurodollar Rate Loan the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period in excess of three months, "Interest Payment Date" shall also mean each Interest Period Anniversary Date for such Interest Period.

          "Interest Period" means any interest period applicable to a Loan as determined pursuant to subsection 2.2B.

          "Interest Period Anniversary Date" means for each
Interest Period which is in excess of three months, each three-month anniversary of the commencement of that Interest Period.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Holdings or any of its Subsidiaries against fluctuations in interest rates with respect to the Obligations; provided that the calculation of payments for early termination shall be made on a commercially reasonable basis in accordance with industry practice.

          "Interest Rate Determination Date" means each date for calculating the Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a Eurodollar Rate Loan.

          "Interim Borrowing Order" means an order of the Court entered in the Chapter 11 Cases after an interim hearing under Bankruptcy Rule 4001(c)(2) in the form attached hereto as Exhibit IX with any modifications approved by Agent in its sole discre-tion. The Interim Borrowing Order shall also contain a finding consistent with the representation of Borrower set forth in subsection 4.2A(ii).

<page-12>

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statute.

          "Inventory" means all goods, merchandise and other personal property which are held for sale or rental by Borrower, including those held for display or demonstration or out on lease, rental or to be furnished under a contract of service, or are raw materials, components, work in process or materials used or consumed, or to be used or consumed in the business of Borrower.

          "Investment", as applied to any Person, means any direct or indirect purchase or other acquisition by that Person of, or of a beneficial interest in, stock or other Securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures made in the ordinary course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales of goods or services to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a return of capital, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "Issuing Lender" means, with respect to any Letter of Credit, Agent or any Lender that issues such Letter of Credit, determined as provided in subsection 2.8; provided that, notwith-standing anything to the contrary contained herein, any Letter of Credit may be issued by an Affiliate of Agent or any Lender; provided, further, that to the extent that a Letter of Credit is issued by an Affiliate of Agent or any Lender, such Person shall, for all purposes under this Agreement, the Loan Documents and all other instruments and documents referred to herein and therein be deemed to be the "Issuing Lender" with respect to such Letter of Credit.

          "Lender" and "Lenders" have the meanings assigned to such terms in the introduction to this Agreement; provided that "Lender" and "Lenders" shall also include the successors and permitted assignees of Lenders pursuant to subsections 2.8 and 10.2.

          "Letter of Credit" means any of the letters of credit issued or to be issued by Issuing Lenders for the account of Borrower pursuant to subsection 2.8 and for the purposes described in subsection 2.5B.

          "Letter of Credit Usage" means, with respect to any Letter of Credit, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under such Letter of Credit then outstanding plus (ii) the aggregate amount of all drawings under such Letter of Credit honored by any Issuing Lender and not theretofore reimbursed by Borrower.

<page-13>

          "Letter of Non-Exemption" has the meaning assigned to that term in subsection 2.9B.

          "Lien" means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          "Loan" or "Loans" means the loans made by Lenders to Borrower pursuant to subsections 2.1A and 2.8C.

          "Loan Documents" means this Agreement, the Letters of Credit, the Guaranty and any Notes issued by Borrower.

          "Loan Party" means either of Holdings or Borrower.

          "Margin Stock" has the meaning assigned to that term in Regulations G and U of the Board of Governors of the Federal
Reserve System as in effect from time to time.

          "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, prospects or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (ii) the material impairment of the ability of any Loan Party to perform its obligations under any Loan Document or of Agent or any Lender to enforce or collect the Obligations, including the obligation of any Loan Party to perform its guaranty of the Obligations.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) of ERISA to which Holdings or any of its ERISA Affiliates is contributing or ever has contributed or to which Holdings or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

          "1986 Subordinated Debt" means those certain 6-1/4%
Convertible Subordinated Debentures due July 1, 2006 issued by
Borrower pursuant to the 1986 Subordinated Indenture.

          "1986 Subordinated Indenture" means that certain Indenture dated June 15, 1986 between Borrower and Bank of America National Trust and Savings Association, as trustee, as supplemented by the First Supplemental Indenture dated February 11, 1988 pursuant to which the 1986 Subordinated Debt has been issued and sold.

          "Notes" means a promissory note of Borrower issued pursuant to subsection 2.2H or Section 10.2 and substantially in the form of Exhibit IV annexed hereto.

          "Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto with respect to a proposed borrowing.

<page-14>

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit III annexed hereto with respect to a proposed conversion or continuation.

          "Notice of Issuance of Letter of Credit" means a request substantially in the form of Exhibit II annexed hereto with respect to a proposed issuance of a Letter of Credit.

          "Obligations" means all obligations of every nature of Holdings and/or Borrower and their respective Subsidiaries from time to time owed to Agent, Lenders, Issuing Lenders or any of them under this Agreement, the Notes or any of the other Loan Documents or reimbursement obligations with respect to the Letters of Credit and all interest thereon or for fees or expenses, reimbursements and indemnifications and other amounts due or to become due hereunder or thereunder. Time is of the essence in the performance of all Obligations, except as other-wise expressly provided in this Agreement.

          "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer) or its President or one of its Vice Presidents and by its Chief Financial Officer or its Treasurer or its Controller; provided that any Officers' Certificate required to be delivered by any Loan Party on the Closing Date may be executed on behalf of such Loan Party by any one of the foregoing officers; and provided, further, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement and the other Loan Documents relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with; provided further, however, that no officer signing any Officers' Certificate (including any Borrowing Base Certificate or Compliance Certificate) shall have personal liability for any claim based on (i) any statement of fact believed by such officer in good faith to be accurate and complete or (ii) any statement that is, or is based on, any matter of law.

          "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the Lessor.

          "Payment Notice" has the meaning assigned to that term in Section 8.

          "PBGC" means the Pension Benefit Guaranty Corporation
(or any successor thereto).

<page-15>

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Permitted Encumbrances" means the following types of Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by subsection 5.3;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) Liens related to consignment sales made by the consignors identified in the "Motion for Order Author-izing Debtor to Honor Pre-Petition Consignment Agreements By Returning or Paying for Consignment Goods Held on the Petition Date" dated August 25, 1995, arising out of trans-actions with such consignors comparable to the Borrower's transactions with such consignors on prior to the Petition Date;

          (v) Liens in favor of the applicable consignor on goods (other than Inventory) held by Borrower on consignment for sale;

          (vi) easements, rights-of-way, restrictions, encroachments, covenants, conditions, licenses, zoning requirements, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

          (vii) any interest or title of a lessor or lessee under any lease permitted by this Agreement (including any Lien granted by such lessor or lessee); and

          (viii)    Liens in favor of customs and revenue
     authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

<page-16>

          "Person" means and includes natural persons, corpora-tions, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, vehicle trusts, business trusts, or other organizations, whether or not legal entities, and agencies and governments and political subdivisions thereof.

          "Petition Date" means August 2, 1995.

          "Potential Event of Default" means a condition or event that, after any notice or lapse of time or both expressly provided under Section 8, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Prepetition Credit Agreement" means that certain Credit Agreement dated as of June 11, 1992, as amended, by and among WEI Holdings, Inc., Wherehouse Entertainment, Inc., the lenders party thereto and Bankers, as agent for lenders.

          "Prepetition Indebtedness" means Indebtedness of any Loan Party outstanding on the Petition Date.

          "Prime Rate" means the rate that Bankers announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessari-ly represent the lowest or best rate actually charged to any customer. Bankers may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "Pro Rata Share" means the percentage designated as such Lender's Pro Rata Share set forth opposite the name of such Lender on Schedule 1.1B annexed hereto; provided that Schedule 1.1B shall be amended and Lenders' Pro Rata Shares shall be adjusted from time to time to give effect to the addition of any new Lenders pursuant to the proviso set forth in the definition of "Lender". The sum of the Pro Rata Shares of all Lenders at any date of determination shall equal 100%.

          "Register" has the meaning assigned to that term in subsection 2.2G.

          "Regulation D" means Regulation D of the Board of
Governors of the Federal Reserve System as in effect from time to time.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration in, by, from or related to any Facility into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

<page-17>

          "Requisite Lenders" means Lenders holding 51% of the sum of the Commitments (or, if such Commitments have terminated or expired, the Total Utilization of the Commitments).

          "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Borrower now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, conversion, repurchase, retirement, defeas-ance, sinking fund or similar payment or deposit for payment with respect to, the Subordinated Debt, and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their Subsidiaries now or here-after outstanding.

          "Securities" means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness (other than accounts receivable), secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Senior Subordinated Debt" means the senior subordi-nated notes of each series issued by Borrower pursuant to the Senior Subordinated Indenture.

          "Senior Subordinated Indenture" means that certain Indenture dated as of June 1, 1992 by and between Borrower, as issuer and United States Trust Company of New York, as the trustee, and/or other agreements or documents pursuant to which the Senior Subordinated Debt is issued.

          "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting the payment of any claim allowable as an administrative expense in the Chapter 11 Cases, provided that, in accordance with
Section 2.5, Loan proceeds could also be used to pay such claim.

          "Subordinated Debt" means the 1986 Subordinated Debt and the Senior Subordinated Debt.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

<page-18>

          "Total Utilization of Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Loans and (ii) the Letter of Credit
Usage.

          "Transaction Costs" means the fees (other than the Commitment Fee), costs and expenses payable by Holdings or Borrower pursuant hereto.

          1.2  Accounting Terms; Utilization of GAAP

          For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided, however, that calculations in connection with the definitions, covenants and other provisions of this Agreement shall be made in accordance with GAAP as in effect on the Closing Date.

          1.3  References; Interpretation

          Any reference in this Agreement (i) to a Section, a Schedule or an Exhibit is a reference to a section hereof, a schedule hereto or an exhibit hereto, respectively; and (ii) to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears. In this Agreement the singular includes the plural and the plural the singular; "hereof," "herein," "hereto," "hereunder" and the like means and refer to this Agree-ment as a whole and not merely to the specific section, paragraph or clause in which the respective word appears. Words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consoli-dating, amending or replacing such statute. References to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form. The words "including," "includes," and "include" shall be deemed to be followed by the words "without limitation." References to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements, assignments and other modifications thereto, but only to the extent such amendments, restatements, supplements, assignments, and other modifications are not prohibited by the terms of this Agreement. References to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

<page-19>

          SECTION 2.  AMOUNTS AND TERMS OF COMMITMENTS
                      AND LOANS

          2.1  Loans

          A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to lend to Borrower from time to time during the period from the Closing Date to but excluding the Expiry Date its Pro Rata Share of the aggregate Commitments (as defined below) to be used for the purposes identified in subsection 2.5A. Each Lender's commitment to make Loans to Borrower pursuant to this subsection 2.1A is herein called its "Commitment" and such commitments of all Lenders in the aggregate are herein called the "Commitments". The original amount of each Lender's Commitment is set forth on Schedule 1.1B annexed hereto and the aggregate initial amount of the Commitments is $30,000,000. Each Lender's Commitment shall expire on the Expiry Date and all Loans and all other amounts owed hereunder with respect to the Loans shall be paid in full no later than that date; provided that each Lender's Commitment shall expire immediately and without further action on October 31, 1995 if the Final Borrowing Order is not entered on or before that date. The amount of the Commitments shall be reduced by the amount of all reductions thereof made pursuant to subsection 2.4F through the date of determination. In no event shall the aggregate outstanding principal amount of the Loans from any Lender at any time exceed its Commitment then in effect.

          Subject to subsection 2.6D, all Loans under this Agree-ment shall be made by Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make Loans hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make Loans hereunder.

          Notwithstanding the foregoing provisions of this subsection 2.1A and the provisions of subsection 2.1B, the extensions of credit under the Commitments shall be subject to the following limitations in the amounts and during the periods indicated:

          (i) The amount otherwise available for borrowing under the Commitments as of any time of determination (other than to reimburse Issuing Lender for the amount of any drawings under any Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrower) shall be reduced by Letter of Credit Usage as of such time of deter-mination;

          (ii) At no time shall the Total Utilization of Commitments exceed the aggregate Commitments then in effect;

<page-20>

          (iii) In no event shall any Lender's Pro Rata Share of the Total Utilization of Commitments as of any date of determination exceed its Commitment then in effect; and

          (iv) At no time shall the Total Utilization of Commitments exceed the then applicable Borrowing Base.

          Loans borrowed by Borrower may be repaid and to, but excluding, the Expiry Date, reborrowed. Loans made on any Funding Date shall be in an aggregate amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided that the amount of Eurodollar Rate Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

          B. Notice of Borrowing. Subject to subsection 2.1A, whenever Borrower desires to borrow under this subsection 2.1, it shall deliver to Agent a Notice of Borrowing no later than 12:30 P.M. (New York time) (i) one (1) Business Day in advance of the proposed Funding Date, in the case of a requested Base Rate Loan and (ii) three (3) Business Days in advance of the proposed Funding Date in the case of a requested Eurodollar Rate Loan.
The Notice of Borrowing shall specify (a) the proposed Funding Date (which shall be a Business Day), (b) the amount of the proposed Loans, (c) whether such Loans are initially to consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, (d) if such Loans, or any portion thereof, are initially to be Eurodollar Rate Loans, the amounts thereof and the initial Interest Periods therefor, (e) that after giving effect to the proposed borrowing, the Total Utilization of Commitments will not exceed the aggregate Commitments in effect on the proposed Funding Date, and (f) after giving effect to the proposed borrowing, the Total Utilization of Commitments will not exceed the then applicable Borrowing Base.

          Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Borrower may give Agent telephonic notice by the required time of any proposed borrowing of Loans under this subsection 2.1; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or prior to the Funding Date of the requested Loans.

          Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice, Borrower shall have effected Loans hereunder.

          Except as provided in subsection 2.6D, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related

<page-21>

Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

          C. Disbursement of Funds. Promptly after receipt of a Notice of Borrowing (or telephonic notice thereof), Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent, in same day funds, at the office of Agent located at One Bankers Trust Plaza, New York, New York (or at any other location designated in writing by Agent to Lenders) not later than 12:00 Noon (New York time) on the Funding Date. Upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of the initial Loans) and 3.2 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Borrower on such Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by Agent to be credited to the account of Borrower at such office of Agent.

          Unless Agent shall have been notified by any Lender prior to any Funding Date in respect of any Loans that such Lender does not intend to make available to Agent such Lender's Loan on such Funding Date (which such notice, if so received by Agent, shall promptly be communicated to Borrower), Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent in its sole discretion may, but shall not be obligated to, make available to Borrower a corres-ponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender and Agent makes such corresponding amount available to Borrower, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to Agent. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

          2.2  Interest on the Loans

          A. Rate of Interest. Subject to the provisions of subsections 2.1B, 2.2E and 2.6H, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate deter-mined by reference to the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest shall be selected by Borrower initially at the time a Notice of Borrowing is given pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan shall bear interest deter-mined by reference to the Base Rate.

<page-22>

          The Loans shall bear interest through maturity as follows:

          (i) if a Base Rate Loan, then at the sum of the Base Rate plus 1.00% per annum; and

          (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus 2.75% per annum.

          B.   Interest Periods.  In connection with each
Eurodollar Rate Loan, Borrower shall elect an interest period
(each an "Interest Period") to be applicable to such Loan, which Interest Period shall be either a one, two, three or six-month period; provided that:

          (i) the initial Interest Period for any Loan shall commence on the Funding Date of such Loan;

          (ii)      in the case of immediately successive
     Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest
     Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (v) below, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any Loan shall extend beyond the Expiry Date;

          (vi)      the Interest Period for a Loan that is
     converted pursuant to subsection 2.6D shall commence on the date of such conversion and shall expire on the date on which the Interest Period for the Loans of the other Lenders that were not converted expires; and

          (viii)    there shall be no more than five Interest
     Periods relating to Loans that are Eurodollar Rate Loans outstanding at any time.

          C. Interest Payments. Subject to subsection 2.2E, interest shall be payable on the Loans as follows:

<page-23>

          (i) interest on each Base Rate Loan shall be payable in arrears on and to (but not including) the last day of each calendar month, upon any prepayment of any such Loan other than pursuant to subsection 2.4A(i) (to the extent accrued on the amount being prepaid) and at maturity; and

          (ii) interest on each Eurodollar Rate Loan shall be payable in arrears on and to (but not including) each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity.

          D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option to
(i) convert at any time all or any part of (a) outstanding Loans which are Base Rate Loans equal to $1,000,000 and integral multiples of $500,000 in excess of that amount and (b) outstand-ing Eurodollar Rate Loans equal to $1,000,000 and integral multiples of $100,000 in excess thereof, from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alter-native basis, or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan and the succeeding Interest Period(s) of such continued Loan shall commence on the last day of the Interest Period of the Loan to be continued; provided, however, Eurodollar Rate Loans may only be converted into Loans bearing interest determined by reference to an alternative basis on the expiration date of an Interest Period applicable thereto; and provided further that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan when any Event of Default or Potential Event of Default has occurred and is continuing.

          Borrower shall deliver a Notice of Conversion/Continu-ation to Agent no later than 12:30 P.M. (New York time) at least three (3) Business Days in advance of the proposed conversion/ continuation date (in the case of a conversion to a Base Rate
Loan), and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conver-sion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall certify (i) the proposed conver-sion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) that no Potential Event of Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation. In lieu of delivering the above-described Notice of Conversion/Continua-tion, Borrower may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/ Continuation to Agent on or before the proposed conversion/ continuation date.

          Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a

<page-24>

duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D and upon conversion/continuation by Agent in accordance with this Agreement, pursuant to any telephonic notice Borrower shall have effected such conversion or continuation as the case may be, hereunder.

          Except as provided in subsection 2.6D, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determina-tion Date, and Borrower shall be bound to convert or continue in accordance therewith.

          E. Default Rate; Post Maturity Interest. Upon the occurrence and during the continuance of an Event of Default, the interest rate payable by Borrower with respect to principal of Loans and, to the extent permitted by law, interest payments thereon not paid when due, shall be increased, effective from and after the date of occurrence of such Event of Default and for as long as such Event of Default continues, to a rate that is two percent (2%) per annum in excess of the rate otherwise payable under this Agreement (or, in the case of interest payable on fees and other amounts due hereunder, at the Base Rate plus 3.00%); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. The rate provided in this subsection 2.2E shall be reduced by two percent (2%) per annum to the rate otherwise payable under this Agreement effective upon the cure pursuant to the terms of this Agreement of all Events of Default giving rise to the increase provided herein. No waiver of any Event of Default and no amendment to this Agreement shall operate as a cure of any Event of Default unless expressly stated in writing in such waiver or amendment. The payment or accept-ance of the increased rate provided by this subsection 2.2E shall not constitute a waiver of any Event of Default or an amendment to this Agreement or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

          F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

<page-25>

          G.   Register.

               (i)  Agent shall maintain a register (the
"Register") on which it will record the Commitments from time to time of each of the Lenders (including the Commitments), the Loans made by each of the Lenders (including the Loans) and each repayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive and binding, absent manifest error.

               (ii) Each Lender will record on its internal records the amount of each Loan made by it and each payment in respect thereof. Failure to make any such recordation, or any error in such recordation, shall not affect the Obligations of Borrower in respect of such Loans. Any such recordation shall be conclusive and binding, absent manifest error; provided, that in the event of any discrepancy between the Register and a Lender's internal records, the Register shall be conclusive and binding absent manifest error.

          H. Note Option. Any Lender or Agent may, by notice to Agent and Borrower, request that all or part of the principal amount of the Borrower's Obligations to such Lender or Agent in respect of Commitments hereunder be evidenced by a Note. Within three (3) Business Days of Borrower's receipt of such notice, Borrower shall execute and deliver to Agent for delivery to the appropriate Lender or Agent a Note or Notes in the principal amount(s) specified in such notice, payable to the notifying Lender or Agent or, if so specified in such notice, any Person who is an assignee of such Lender or Agent pursuant to subsection
10.2 hereof.

          2.3  Fees

          A. Borrower agrees to pay to Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share of the Commitments, commitment fees for the period from and including the Closing Date to but excluding the Expiry Date equal to the average of the daily unused portion of the Commitments multiplied by 1/2 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable in arrears on and to (but not including) the last day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and upon the termination of the Commitments. Anything contained in this Agreement to the contrary notwithstanding, for purposes of calculating the commitment fees payable by Borrower pursuant to this subsection 2.3A, the "unused portion of the Commitments", as of any date of determination, shall be an amount equal to the aggregate amount of Commitments as of such date minus the aggregate principal amount of all outstanding Loans and the Letter of Credit Usage on such date; provided that the unused portion of the Commitments shall not be reduced by reason of any limitation of the amount available for borrowing thereunder set forth in subsection 2.1A(iv).

          B. Borrower agrees to pay to Bankers Trust Company, for its own account, the fees set forth in that certain letter agreement dated as of September 25, 1995 by and between Borrower and Bankers Trust Company.

<page-26>

          2.4  Prepayments and Payments; Reductions in
               Commitments

          A.   Prepayments.

          (i) Voluntary Prepayments of Loans. Borrower may, upon not less than three (3) Business Days' prior written or telephonic notice confirmed in writing to Agent (which notice Agent will promptly transmit by telegram, telex or telephone to each Lender, any such telephonic notice to be promptly confirmed by Agent in writing) speci-fying the Loan or Loans to which such prepayment is to be applied, at any time and from time to time prepay Loans in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount or, if such amount is less than $500,000, in the then remaining amount of the Loans; provided that Eurodollar Rate Loans may only be prepaid on a day that is not the last day of an Interest Period if, prior to or concurrently with such prepayment, Borrower pays all amounts due pursuant to subsection 2.6E. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date.

          (ii) Mandatory Prepayments. Borrower shall make prepayments of Loans necessary to give effect to the limita-tions set forth in subsection 2.1A.

          (iii) Application of Prepayments. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to the payment of interest before application to principal. If the notice of prepayment does not specify how such prepayment shall be applied, it shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, as determined by Agent.

          B. Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Notes by Borrower shall be made without defense, set-off or counterclaim and in same day funds and delivered to Agent for the account of Lenders not later than 12:30 P.M. (New York time) on the date due at its office located at One Bankers Trust Plaza, New York, New York; funds received by Agent after that time shall be deemed to have been paid by Borrower on the next succeeding Business Day. Borrower hereby authorizes Agent to charge its account with Agent in order to cause timely payment to be made to Agent of all principal, interest and fees due hereunder (subject to sufficient funds being available in its account for that purpose).

          C. Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, and such payments shall be apportioned ratably to Lenders, proportionately to Lenders' respective Pro Rata Shares. Agent shall promptly distribute to each Lender at its primary address set forth below its name on the appropriate signature page hereof or such other address as any Lender may request its share of all such payments received by Agent and the commitment fees of such Lender when received by Agent pursuant to subsection 2.3A. Notwithstanding the foregoing

<page-27>

provisions of this subsection 2.4C if, pursuant to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conver-sion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

          D. Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment and other fees hereunder, as the case may be; provided, however, that if the day on which payment relating to a Eurodollar Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in that month, then the due date thereof shall be the next preceding Business Day.

          E. Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans and principal payments previously made thereon and of the date to which interest thereon has been paid and will notify Borrower and Agent of the name and address of the transferee of that Note; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Notes or to notify Borrower and Agent of the name and address of such transferee shall not limit or otherwise affect the obligation of any Loan Party hereunder or under such Notes with respect to any Loan and payments of principal or interest on any such Note.

          F. Voluntary Reductions of Commitments. Borrower shall have the right at any time and from time to time, without premium or penalty, (i) to terminate the Commitments in whole or
(ii) to permanently reduce in part the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization of Commitments on the effective date of such reduction. Borrower shall give not less than one (1) Business Day's prior written notice to Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or partial reduction, Agent shall notify each Lender of the proposed termination or reduction.
Such termination or partial reduction of the Commitments, as the case may be, shall be effective on the date specified in Borrower's notice and shall reduce the relevant Commitment of each Lender proportionately to its Pro Rata Share. Any such partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount unless the remaining amount of such Commitments is less than $1,000,000 in which case such reduction shall be in the amount of the then remaining Commitments.

          2.5  Use of Proceeds

          A. The proceeds of Loans may be applied by Borrower for any lawful purpose, which may include the reimbursement of Issuing Lender of any amounts drawn under any Letter of Credit as

<page-28>

provided in subsection 2.8C; provided that in no event shall any Loan proceeds be used for any adversary proceeding or other litigation related to the Prepetition Credit Agreement or the lenders party thereto.

          B. Letters of Credit. The Letters of Credit shall be issued for the purposes set forth in the definition of Commercial Letter of Credit and Standby Letter of Credit and such other general corporate purposes as may, in any instance, be approved by Agent and Requisite Lenders.

          C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower to purchase or carry any Margin Stock in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

          2.6  Special Provisions Governing Eurodollar Rate Loans

          Notwithstanding any other provision of this Agreement, the following provisions shall govern with respect to Eurodollar
Rate Loans as to the matters covered:

          A. Determination of Interest Rate. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, Agent shall determine (which determina-tion shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

          B. Substituted Rate of Borrowing. If on any Interest Rate Determination Date any Lender (including Agent) shall have determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i) and (ii)(b), shall be made only after consultation with Borrower and Agent) that:

          (i) by reason of any changes arising after the date of this Agreement affecting the Eurodollar market or affecting the position of that Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the Eurodollar Rate with respect to the Eurodollar Rate Loans as to which an interest rate determination is then being made; or

          (ii) by reason of (a) any change after the date hereof in any applicable law or governmental rule, regula-tion or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation or order) or (b) other circumstances affecting that Lender or the Eurodollar market or the position of that Lender in such market (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in the Adjusted Eurodollar

<page-29>

     Rate), the Adjusted Eurodollar Rate shall not represent the effective pricing to that Lender for Dollar deposits of comparable amounts for the relevant period;

then, and in any such event, that Lender shall be an Affected Lender and it shall promptly (and in any event as soon as possible after being notified of a borrowing, conversion or continuation) give notice (by telephone confirmed in writing) to Borrower and Agent (which notice Agent shall promptly transmit to each other Lender) of such determination. Thereafter, Borrower shall pay to the Affected Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Affected Lender in its sole discretion shall determine) as shall be required to cause the Affected Lender to receive interest with respect to its Eurodollar Rate Loans for the Interest Period following that Interest Rate Determination Date at a rate per annum equal to 2.75% per annum in excess of the effective pricing to the Affected Lender for Dollar deposits to make or maintain its Eurodollar Rate Loans. A certificate as to additional amounts owed the Affected Lender, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to Borrower and Agent by the Affected Lender shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto.

          C. Required Termination and Prepayment. If on any date any Lender shall have reasonably determined (which deter-mination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurodollar Rate Loans has become unlawful or impossible by compliance by that Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall be an Affected Lender and it shall promptly give notice (by telephone confirmed in writing) to Borrower and Agent (which notice Agent shall promptly transmit to each Lender) of that determination. Subject to the prior with-drawal of a Notice of Borrowing or a Notice of Conversion/ Continuation or prepayment of the Eurodollar Rate Loans of the Affected Lender as contemplated by the following subsection 2.6D, the obligation of the Affected Lender to make or maintain its Eurodollar Rate Loans during any such period shall be suspended at the earlier of the termination of the Interest Period then in effect or when required by law and Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.6C is made or, earlier, when required by law, repay or prepay the Eurodollar Rate Loans of the Affected Lender, together with all interest accrued thereon.

          D. Options of Borrower. In lieu of paying an Affected Lender such additional moneys as are required by subsection 2.6B or the prepayment of an Affected Lender required by subsection 2.6C, Borrower may exercise any one of the following options:

          (i) If the determination by an Affected Lender relates only to Eurodollar Rate Loans then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of

<page-30>

     Conversion/Continuation, Borrower may by giving notice (by telephone confirmed in writing) to Agent (who shall promptly give similar notice to each Lender) no later than the date immediately prior to the date on which such Eurodollar Rate Loans are to be made, withdraw that Notice of Borrowing or Notice of Conversion/Continuation and the Eurodollar Rate Loans then being requested shall be made by Lenders as Base Rate Loans; or

          (ii) Upon written notice to Agent and each Lender, Borrower may terminate the obligations of Lenders to make or maintain Loans as, and to convert Loans into, Eurodollar Rate Loans and in such event, Borrower shall, prior to the time any payment pursuant to subsection 2.6C is required to be made or, if the provisions of subsection 2.6B are applicable, at the end of the then current Interest Period, convert all of the Eurodollar Rate Loans into Base Rate Loans in the manner contemplated by subsection 2.2D but without satisfying the advance notice requirements therein; or

          (iii) Borrower may give notice (by telephone confirmed in writing) to the Affected Lender and Agent (who shall promptly give similar notice to each Lender) and require the Affected Lender to make the Eurodollar Rate Loan then being requested as a Base Rate Loan or to continue to maintain its outstanding Base Rate Loan then the subject of a Notice of Conversion/Continuation as a Base Rate Loan or to convert its Eurodollar Rate Loans then outstanding that are so affected into Base Rate Loans at the end of the then current Interest Period (or at such earlier time as prepay-ment is otherwise required to be made pursuant to subsection 2.6C) in the manner contemplated by subsection 2.2D but without satisfying the advance notice requirements therein, that notice to pertain only to the Loans of the Affected Lender and to have no effect on the obligations of the other Lenders to make or maintain Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans.

          E. Compensation. Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by that Lender in connection with the re-employment of such funds), that Lender may sustain:
(i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conver-sion/Continuation or a telephonic request for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to subsection 2.2D, (ii) if any prepayment of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower to repay its Eurodollar Rate Loans when required by the terms of this Agreement.

<page-31>

          F. Quotation of Eurodollar Rate. Anything herein to the contrary notwithstanding, if on any Interest Rate Determina-tion Date Bankers is as a matter of general practice not quoting rates to first class banks in the Eurodollar market for the offering of Dollars for deposit with maturities comparable to the Interest Period and in amounts comparable to the Eurodollar Rate Loans requested, Agent shall give Borrower and each Lender prompt notice thereof and the Loans requested shall be made as Base Rate Loans.

          G. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of that Lender.

          H. Increased Costs. Except as provided in subsection 2.6B with respect to certain determinations on Interest Rate Determination Dates, if, after the date hereof by reason of, (x) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve require-ments) in or in the interpretation of any treaty, law, rule, or regulation after the date hereof, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasigovernmental authority exercising control over banks or financial institutions generally (whether or not having the force of law) issued or made applicable after the date hereof:

          (i) any Lender (or its applicable lending office) shall be subject to any tax, duty, levy, cost or other charge (except for taxes on the overall net income or alter-native minimum taxable income of such Lender or its applica-ble lending office imposed by the jurisdiction in which such Lender's principal executive office or applicable lending office is organized, located or is doing business) with respect to its Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans, or the recording, registration, notarization or other formalization of the Eurodollar Rate Loans or the basis of taxation of payments to any Lender of the principal of or interest or commitment fees or any amount payable on its Eurodollar Rate Loans or its obliga-tion to make Eurodollar Rate Loans shall change; or

          (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding the reserve reflected in the Adjusted Eurodollar Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender's applicable lending office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans shall be imposed on any Lender or its applicable lending office or the interbank Eurodollar market, and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or main-taining Eurodollar Rate Loans, or there shall be a reduction in the amount received or receivable by that Lender or its applicable lending office, then Borrower shall from time to time, upon written notice from and demand by that Lender (with a copy of such notice and demand to Agent), pay to Agent for the account

<page-32>

of that Lender, within five (5) Business Days after receipt of such notice, demand and appropriate proof of such cost, addi-tional amounts sufficient to indemnify that Lender against such increased cost or reduced amount. A certificate as to the amount of such increased cost or reduced amount, submitted to Borrower and Agent by that Lender, shall, except for manifest error, be final, conclusive and binding for all purposes. Any payments to be made by Borrower under subsections 2.6B or 2.6H are to be without duplication.

          No payment shall be required under this subsection 2.6H for any cost incurred by a Lender more than 180 days prior to the date demand for payment on account of such cost is given by such Lender under this subsection 2.6H.

          I. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 shall be made as though that Lender had actually funded its relevant Eurodollar Rate Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection 2.6.

          J. Eurodollar Rate Loans After Default. Unless Agent and Requisite Lenders shall otherwise agree, after the occurrence of and during the continuance of a Potential Event of Default or Event of Default, Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan.

          K. Affected Lenders' Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be an Affected Lender under subsection 2.6B or 2.6C or that would entitle such Lender to receive payments under subsection 2.6H, it will, to the extent not inconsistent with such Lender's internal policies, use reasonable efforts to make, fund or maintain the affected Eurodollar Rate Loans of such Lender through another lending office of such Lender if as a result thereof the additional moneys which would otherwise be required to be paid to such Lender pursuant to subsection 2.6B or 2.6H would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to subsection 2.6C would cease to exist, and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Lender. Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this subsection 2.6K.

<page-33>

          2.7  Capital Adequacy Adjustment

          In the event that any Lender shall have determined that the adoption or implementation after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by any Lender with any request or directive received or otherwise made applicable to it after the date hereof regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction, does or shall have the effect of increasing the amount of capital required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time, within five (5) days of written notice and demand from such Lender (with a copy to Agent) including a certificate setting forth in reasonable detail the manner of calculation of the reduction in the rate of return on such Lender's capital and claiming compensation pursuant to this subsection 2.7, pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such compensation, submitted to Borrower and Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes. In determining such amount, a Lender may use any reasonable averaging and attribution method. Notwithstanding the foregoing, nothing in this subsection 2.7 is intended to provide and this subsection 2.7 shall not provide to any Loan Party the right to inspect the records, files or books of any Lender.

          No payment shall be required under this Section 2.7 in respect of any compensation claimed by a Lender if such Lender if the event or condition that is the basis of such claim occurs more than 180 days prior to the date demand for payment on account of such event or condition is given by such Lender under this Section 2.7.

          2.8  Letters of Credit

          A. Letters of Credit. In addition to Borrower requesting that Lenders make Loans pursuant to subsection 2.1, Borrower may request, in accordance with the provisions of this subsection, on and after the date on which all of the conditions set forth in subsection 3.1 are satisfied to and excluding the Expiry Date, that Agent or one or more Lenders issue Letters of Credit for the account of Borrower; provided that, if no Lender is willing to provide any Letter of Credit, Agent shall, if each of the conditions to issuance of such Letter of Credit in this Agreement is met, issue such Letter of Credit; provided further, that

          (i) Borrower shall not request that Agent or any Lender issue (and neither Agent nor any Lender shall issue) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Commitments would exceed the aggregate of all Commitments;

<page-34>

          (ii) Borrower shall not request that Agent or any Lender issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed
     $10,000,000;

          (iii) Borrower shall not request that Agent or any Lender issue (and neither Agent nor any Lender shall issue) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Commitments would exceed the then applicable Borrowing Base;

          (iv) in no event shall Agent or any Lender issue any Commercial Letter of Credit having an expiration date which is (a) not acceptable to such Issuing Lender in its reasonable discretion, (b) more than one hundred eighty
     (180) days after its date of issuance or (c) later than 30 days prior to the Expiry Date of this Agreement;

          (v) in no event shall Agent or any Lender issue any Standby Letter of Credit having an expiration date later than the earlier of (a) the Expiry Date of this Agreement, and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that this clause
     (b) shall not prevent any Issuing Lender from agreeing (subject to clause (a) of this subsection 2.8A(v)) that a Standby Letter of Credit will automatically be extended annually for a period not to exceed one year unless such Issuing Lender elects not to extend for such additional period; and

          (vi) in no event shall Borrower request any Letter of Credit denominated in a currency other than Dollars.

          The issuance or extension of any Letter of Credit in accordance with the provisions of this subsection shall require the satisfaction of each condition set forth in subsection 3.3; provided, however, the obligation of each Issuing Lender to issue or extend any Letter of Credit is subject to the condition that
(y) such Issuing Lender believed in good faith that all condi-tions under subsections 2.8A and 3.3 to the issuance or extension of such Letter of Credit were satisfied at the time such Letter of Credit was issued or extended or (z) the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Letter of Credit was issued or extended; provided further that Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, including, without limitation, an Officers' Certificate from Borrower as to the satisfaction of the condi-tions under subsection 3.3, in determining the satisfaction of any conditions to the issuance or extension of any Letter of Credit or the Total Utilization of Commitments or Letter of Credit Usage then in effect.

          Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal

<page-35>

to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

          Each Letter of Credit supporting the payment of Indebt-edness may (but shall not be required to) provide that the Issuing Lender may pay the beneficiary thereof upon the occur-rence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Issuing Lender for distribution to Lenders (or, if all Obligations shall have been indefeasibly paid in full, to Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Lender as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Issuing Lender under the related Letter of Credit.

          Each Issuing Lender (other than Agent) shall send to Agent by telecopy, promptly on the first Business Day of each week, their daily outstanding Commercial Letter of Credit balances for the immediately prior week. Upon the last day of each Fiscal Month, Agent shall deliver to each Lender a report setting forth for such Fiscal Month the aggregate daily amount available to be drawn under all outstanding Letters of Credit.

          B. Request for Issuance. Whenever Borrower desires to cause Agent or any Lender to issue a Letter of Credit, it shall deliver to Agent and that Lender a Notice of Issuance of Letter of Credit substantially in the form of Exhibit II annexed hereto or via another format acceptable to Agent and the Issuing Lender no later than 1:00 P.M. (New York time) at least ten (10) Business Days in advance of the proposed date of issuance or such shorter time as may be acceptable to the Issuing Lender. The Notice of Issuance of Letter of Credit shall specify (i) the proposed Issuing Lender, (ii) the proposed date of issuance (which shall be a Business Day), (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit, (v) the name and address of the beneficiary, (vi) such other documents or materials as such Issuing Lender may reasona-bly request, and (vii) a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its sole judgment, may require changes in any such documents and certificates; provided further that the Issuing Lender shall not be required to issue any Letter of Credit that on its terms requires payment there-under prior to the third Business Day following receipt by the Issuing Lender of such documents and certificates. In deter-mining whether to pay any Letter of Credit, the Issuing Lender shall be responsible only to use reasonable care to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they substantially comply on their face with the requirements of that Letter of Credit. Promptly upon the issuance of a Letter of Credit, the Issuing Lender shall notify Agent and each Lender of

<page-36>

the issuance and the amount of each such Lender's respective participation therein determined in accordance with subsection
2.8D.

          C. Payment of Amounts Drawn Under Letters of Credit. In the event of any request for payment under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall immediately notify Borrower and Agent and Borrower shall reimburse the Issuing Lender on the day on which such payment is honored in an amount in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding and with respect to all Letters of Credit, (i) unless prior to 12:30 P.M. (New York time) on the date of such payment (a) Borrower shall have notified the Issuing Lender and Agent that Borrower intends to reimburse the Issuing Lender for the amount of such payment with funds other than the proceeds of Loans or (b) Borrower shall have delivered a Notice of Borrowing requesting Loans which are Eurodollar Rate Loans in an amount equal to the amount of such payment, Borrower shall be deemed to have given a Notice of Borrowing to Agent requesting Lenders to make Loans which are Base Rate Loans on the date on which such payment is honored in an amount equal to the amount of such payment, and, whether or not the conditions in Section 3.3 are then satisfied, Lenders shall, on the date of such payment, make Loans which are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Agent to reimburse the Issuing Lender for the amount of such payment; and provided further that if for any reason proceeds of Loans are not received by the Issuing Lender on such date in an amount equal to the amount of such payment, Borrower shall (without prejudice to any claim Borrower may have against any defaulting Lender) reimburse the Issuing Lender, on the Business Day immediately following the date of such payment, in an amount in same day funds equal to the excess of the amount of such payment over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in subsection 2.8E(iii).

          D. Payment by Lenders. If Borrower shall fail to reimburse the Issuing Lender, for any reason, as provided in subsection 2.8C (including, without limitation, the making of Loans by Lenders pursuant to the terms of subsection 2.8C) in an amount equal to the amount of any drawing honored by the Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein based on such Lender's Pro Rata Share. Each Lender shall make available to the Issuing Lender an amount equal to its respective participation, in same day funds, at the office of the Issuing Lender specified in such notice, not later than 1:00 P.M. (New York time) on the Business Day after the date notified by the Issuing Lender. If any Lender fails to make available to the Issuing Lender the amount of such Lender's participation in such Letter of Credit as provided in this subsection 2.8D, the Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Issuing Lender for the correction of errors among banks for one (1) Business Day and thereafter at the Prime Rate. Nothing in this subsection shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this subsection if it is determined in a final judgment by a court of

<page-37>

competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Lender. The Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under this subsection with respect to any Letter of Credit issued by the Issuing Lender such other Lender's Pro Rata Share of all payments received by the Issuing Lender from Borrow-er in reimbursement of drawings honored by the Issuing Lender under such Letter of Credit when such payments are received.

          E. Compensation. Borrower agrees to pay the follow-ing amounts to the Issuing Lender with respect to each Letter of Credit issued by it:

          (i) with respect to each Letter of Credit, an administrative fee equal to $200 for each issuance, amend-ment and drawing under such Letter of Credit;

          (ii) with respect to each Letter of Credit, a commission equal to 1.75% per annum, multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears on the last day of each Fiscal Month; and

          (iii) with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by the Issuing Lender in respect of each such drawing from the date the drawing is honored by the Issuing Lender through the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Loans pursuant to subsection 2.8C) at a rate which is equal to 1.00% per annum in excess of the Base Rate; provided that if such amount is not paid on demand, the Obligations shall bear interest thereafter in accordance with the provisions of subsection 2.2E;

          Promptly upon receipt by Issuing Lender of any amount described in clauses (ii) or (iii) of this subsection 2.8E with respect to a Letter of Credit, the Issuing Lender shall distri-bute to each Lender its Pro Rata Share of such amount; provided that Lenders may, upon the written agreement of Lenders, allocate a portion of the amounts payable pursuant to clause (ii) to Issuing Lender, for its own account, as compensation for issuing the applicable Letters of Credit.

          F. Obligations Absolute. The obligation of Borrower to reimburse the Issuing Lender for payments made under the Letters of Credit issued by it and to repay any Loans made by Lenders pursuant to subsection 2.8C and the obligations by Lenders under subsection 2.8D shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit;

<page-38>

          (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contem-plated herein or any unrelated transaction (including any underlying transaction between Borrower and the beneficiary for which the Letter of Credit was procured);

          (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by the Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided that such payment does not constitute gross negligence or willful misconduct of such Issuing Lender;

          (v) any adverse change in the condition (finan-cial or otherwise) of Holdings or any of its Subsidiaries;

          (vi)      any breach of this Agreement or any other
     Loan Document by Holdings or any of its Subsidiaries, Agent, or any Lender (other than the Issuing Lender);

          (vii) any other circumstance or happening whatso-ever, which is similar to any of the foregoing; provided that such circumstance or happening does not directly result from the gross negligence or willful misconduct of such Issuing Lender; or

          (viii) the fact that an Event of Default or a Poten-tial Event of Default shall have occurred and be continuing.

          G. Additional Payments. If by reason of (i) any change after the date hereof in any applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement applicable to financial institutions generally or
(ii) compliance by the Issuing Lender or any Lender with any direction, request or requirement after the date hereof (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

          (a) the Issuing Lender or any Lender shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this subsection 2.8, whether directly or by such being imposed on or suffered by the Issuing Lender or any Lender;

<page-39>

          (b) any reserve, special deposit, premium, FDIC assessment, capital adequacy or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Issuing Lender or partici-pations therein purchased by any Lender; or

          (c) there shall be imposed on the Issuing Lender or any Lender any other condition regarding this subsection
     2.8, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to the Issuing Lender or any Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Issuing Lender or any Lender, then and in any such case the Issuing Lender or such Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower and Agent in writing and provide appropriate proof of such cost, and Borrower shall pay within five (5) Business Days of the date of such notice such amounts as the Issuing Lender or such Lender may specify to be necessary to compensate the Issuing Lender or such Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Base Rate plus 1.00% per annum. The determination by the Issuing Lender or any Lender, as the case may be, of any amount due pursuant to this subsection 2.8G as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of error, be final and conclusive and binding on all of the parties hereto; provided that no payment shall be required under this subsection 2.8G for any increased cost incurred or reduced amount received by a Lender more than 180 days prior to the date demand for payment on account of such increased cost or reduced amount is given by such lender under this subsection 2.8G.

          H. Indemnification; Nature of Issuing Lender's Duties. In addition to amounts payable as elsewhere provided in this subsection, Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, including, without limitation, the payment of draws thereunder, other than as a result of gross negligence or willful misconduct of the Issuing Lender as deter-mined by a court of competent jurisdiction or (ii) the failure of the Issuing Lender to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts"). Each Lender, proportionately to its Pro Rata Share of the Commitments, severally agrees to indemnify Issuing Lender to the extent Issuing Lender shall not have been reim-bursed by Holdings or its Subsidiaries (other than as a result of Issuing Lender's gross negligence or willful misconduct), for and against any of the foregoing claims, demands, liabilities, damages, losses, costs, charges and expenses to which Issuing Lender is entitled to reimbursement from Holdings or its Subsidi-aries.

<page-40>

          As between Borrower and the Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible (absent gross negligence or willful misconduct (as determined by a court of competent jurisdiction)): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpreta-tion of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts and (ix) any special, consequen-tial, indirect or incidental damages, including, but not limited to, lost profits arising out of or in connection with the issu-ance of any Letter of Credit or any action taken or not taken by the Issuing Lender in connection with any Letter of Credit, or any document or property referred to in or related to any Letter of Credit. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Lender's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and absent gross negligence or willful misconduct of the Issuing Lender (as determined by a court of competent jurisdiction), shall not put the Issuing Lender under any resulting liability to Borrower.

          Notwithstanding anything to the contrary contained in this subsection, Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising solely out of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Issuing Lender of a proper demand for payment made under the Letters of Credit.

          For purposes of this subsection 2.8H, the term "Issuing
Lender" means the Issuing Lender and any Lender purchasing a participation in any Letter of Credit pursuant to subsection
2.8D.

<page-41>

          I. Computation of Interest and Fees. Interest and fees payable pursuant to this subsection 2.8 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

          2.9  Taxes

          A. Taxes. Any and all payments or reimbursements made under this Agreement or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto excluding (i) taxes imposed on the overall income (whether gross or net) or capital of a Lender or Agent by the jurisdiction in which the Lender or Agent is organized, resident or doing business and (ii) taxes, levies, imposts, deductions, charges or withholdings which are imposed by laws, treaties or regulations in effect as of the Closing Date; provided, however, that any changes in laws, treaties or regula-tions or the interpretation thereof applicable to financial institutions generally after the Closing Date shall not be excluded pursuant to this clause (ii) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

          If Borrower shall be required by law to deduct any Taxes from or with respect to any sum payable hereunder to any Lender or Agent, then the sum payable shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.

          B. Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (referred to in this subsection 2.9B as a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent (i) a properly completed and executed Internal Revenue Service form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (referred to in this subsection 2.9B as a "Certificate of Exemption") or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption (referred to in this subsection 2.9B as "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within 15 days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

          If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Bank under this Agreement and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a

<page-42>

result of such withholding as provided in subsection 2.9A; provided, however, that all such withholding and associated limitations in payment under subsection 2.9A shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

          2.10 Superpriority of Obligations

          All Obligations under the Loan Documents shall (a) be unsecured, be senior in right of payment and priority of distri-bution to any other obligations of Borrower and Holdings with respect to payments or distributions to be made from Borrower's merchandise inventory and proceeds thereof arising subsequent to the Petition Date and (b) constitute allowed administrative expense claims against Borrower and Holdings in the Chapter 11 Cases with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b) and 726 of the Bankruptcy
Code; provided that, upon the occurrence and during the continu-ance of an Event of Default under this Agreement or the exercise of any Agent or any Lender of its remedies after an Event of Default, such claims shall be subject to: (i) unpaid professional fees and expenses allowed in the Chapter 11 Cases in an aggregate amount (determined without regard to fees and expenses awarded or otherwise paid on an interim basis) not to exceed $500,000; and
(ii) fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6).

          2.11 Replacement of Lenders

          If any Lender requests compensation pursuant to subsection 2.6B, 2.6C, 2.6H or 2.8G or Section 2.7 or 2.9 , then Borrower may, within 60 days of such request, cause another Person (the "Replacement Lender") to assume all of such Lender's Commitments and other obligations hereunder and under the other Loan Documents and, upon such assumption in accordance with this
Section 2.11, the Replacement Lender shall be a Lender under this Agreement and the other Loan Documents; provided that (i) the Replacement Lender shall be a bank, financial institution or other "accredited investor" (as defined in the Securities Act of 1933, as amended) approved by Agent, which approval shall not be unreasonably withheld, (ii) prior to or concurrently with the effectiveness of such assumption, the Replacement Lender and Borrower shall have (a) executed and delivered all documents reasonably required by Agent to effect such assumption, including all documents reasonably required by Agent to terminate the Commitments and other obligations under the Loan Documents of the Lender to be replaced (the "Replaced Lender") and (b) paid all amounts due under the Loan Documents to the Replaced Lender (including, without limitation, all principal in respect of the Loans made by the Replaced Lender, all accrued and unpaid fees, interest and commissions and all amounts payable pursuant to subsections 2.6B, 2.6C, 2.6.H and 2.8G and Sections 2.7 and 2.9) and (iii) prior to or concurrently with the effectiveness of such assumption, Borrower shall have paid to Agent a processing and recordation fee of $3,500.

<page-43>

          SECTION 3.  CONDITIONS TO LOANS AND LETTERS OF CREDIT

          The obligations of Lenders to make Loans and the other extensions of credit hereunder are subject to the satisfaction of all of the following conditions on or before the date of the initial borrowing hereunder (the "Initial Borrowing Date"):

          3.1  Conditions to Loans

          The obligations of Lenders to make the Loans are, in addition to the conditions precedent specified in subsection 3.2, subject to prior or concurrent satisfaction of the following conditions:

          A. Holdings Documents. On or before the Initial Borrowing Date, Holdings shall deliver to Agent and Lenders (or to Agent for Lenders with sufficient originally executed copies for each Lender) each, unless otherwise noted, dated the Initial Borrowing Date:

          1. Copies of its Certificate of Incorporation, certified as of the Initial Borrowing Date by its corporate secretary or an assistant secretary;

          2.   Copies of its Bylaws, certified as of the Initial
     Borrowing Date by its corporate secretary or an assistant secretary;

          3. Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and approving and authorizing any documents, instru-ments or certificates to be executed by it in connection with this Agreement and the other Loan Documents to which it is a party or with respect to which it has assumed obliga-tions, all in form and substance satisfactory to Agent and its counsel, each certified as of the Initial Borrowing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          4. Signature and incumbency certificates of its officers executing this Agreement and the other Loan Docu-ments to which it is a party and any documents, instruments or certificates to be executed by it in connection there-with;

          5.   Executed copies of this Agreement and the other
     Loan Documents to which it is a party;

          6. Good standing certificates, including certifica-tion of tax status, certified by the Secretary of State of Delaware and each of the principal places of business, each dated a recent date prior to the Initial Borrowing Date; and

<page-44>

          7. Such other documents as Agent or any Lender may reasonably request.

          B. Borrower Documents. On or before the Initial Borrowing Date, Borrower shall deliver to Agent and Lenders (or to Agent for Lenders with sufficient originally executed copies for each Lender) each, unless otherwise noted, dated the Initial Borrowing Date:

          1. Certified copies of its Certificate of Incorpora-tion, certified by the Secretary of State of its jurisdic-tion of incorporation as of a recent date prior to the Initial Borrowing Date and certified as of the Initial Borrowing Date by its corporate secretary or an assistant secretary;

          2.   Copies of its Bylaws, certified as of the Initial
     Borrowing Date by its corporate secretary or an assistant secretary;

          3. Resolutions of its Board of Directors approving and authorizing the dividend and/or loan to Holdings contem-plated by this Agreement and approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, the execu-tion, delivery and payment of the Notes and approving and authorizing any documents, instruments or certificates required to be executed by it in connection with this Agree-ment and the other Loan Documents to which it is a party, all in form and substance satisfactory to Agent and its counsel, all certified as of the Initial Borrowing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

          4. Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party, the Notes, and any documents, instruments or certificates to be delivered in connection therewith;

          5.   Executed copies of this Agreement and the other
     Loan Documents to which it is a party;

          6. Good standing certificates, including certifica-tion of tax status, certified by the Secretary of State of Delaware and each of its principal places of business (other than Iowa and North Dakota), each dated a recent date prior to the Initial Borrowing Date; and

          7. A letter from Borrower to Agent describing the actions required to cause Borrower to be in good standing in Iowa and North Dakota and the estimated time required to complete each such action.

          8. Such other documents as Agent or any Lender may reasonably request.

<page-45>

          C. Interim Order. The Interim Borrowing Order shall have been entered by the Court, shall be in full force and effect and shall not be stayed.

          D.   Representations of Holdings and Borrower.
Holdings and Borrower shall have delivered to Agent an Officers' Certificate in form and substance satisfactory to Agent to the effect that (i) the representations and warranties in Section 4 hereof pertaining to such Person are true, correct and complete in all material respects on and as of the Initial Borrowing Date to the same extent as though made on and as of that date, (ii) since July 31, 1995 through the Initial Borrowing Date there has been no change in the prospects of Borrower or its Subsidiaries which has been materially adverse to Borrower or Borrower and its Subsidiaries taken as a whole other than the commencement of the Chapter 11 Cases.

          E. Performance of Agreements. Each of the Loan Parties shall have performed all agreements which this Agreement provide shall be performed on or before the Initial Borrowing Date except as otherwise disclosed to and agreed to in writing by Agent.

          F.   Payment of Fees.  On or before the Initial
Borrowing Date, Holdings shall have paid or cause to have been paid to Agent for distribution (as appropriate) to Lenders and Agent, or to be paid to Lenders directly, the fees payable on the Closing Date referred to in subsection 2.3.

          G. Opinions from Counsel to Loan Parties. Agent, Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of special counsel for Holdings and Borrower, in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Initial Borrowing Date, and setting forth substantially the matters in the opinion designated in Exhibit VII annexed hereto.

          H. Initial Borrowing Base. On or before the Initial Borrowing Date, Agent shall have received the initial Borrowing Base Certificate dated not more than three days prior to the Initial Borrowing Date or such earlier date as is acceptable to Agent in its sole discretion.

          I. Other Corporate Actions. On or before the Initial Borrowing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and their counsel shall be reasonably satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent or any Lender may reasonably request.

          3.2  Conditions to All Loans

          The obligations of Lenders to make any and all Loans on each Funding Date are subject to the following further conditions precedent:

<page-46>

          A. Notice of Borrowing. Agent shall have received, in accordance with the provisions of subsections 2.1B, as the case may be, before that Funding Date, an originally executed Notice of Borrowing in each case signed by the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Vice President and Controller of Borrower or by any executive officer of Borrower designated by any of the above-described officers on behalf of Borrower in writing delivered to Agent.

          B.   Conditions to Funding.  As of that Funding Date:

          (i) The representations and warranties contained herein shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event shall have occurred and be continu-ing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute (a) an Event of Default or (b) a Potential Event of Default;

          (iii) Holdings and its Subsidiaries shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed by them on or before that Funding Date;

          (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making that Loan;

          (v) There shall not be pending or, to the know-ledge of Holdings or Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries, that could reasonably be expected to result in a Material Adverse Effect that has not been disclosed by Holdings or Borrower in writing pursuant to subsection 4.6 or 5.1(viii) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement) and there shall not have occurred any development in any action, suit, proceeding, governmental investigation or arbitration that could reasonably be expected to result in a Material Adverse Effect that has not been so disclosed prior to the making of the last preceding Loans. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of this Agreement or the making of Loans hereunder; and

<page-47>

          (vi) The advance requested shall not cause the aggregate outstanding amount of the Obligations to exceed the amount then authorized by the Interim Borrowing Order or the Final Borrowing Order, as the case may be, and the Interim Borrowing Order or the Final Borrowing Order, as the case may be, shall be in full force and effect and shall not be stayed.

          3.3  Conditions to Letters of Credit

          The obligation of any Issuing Lender to issue or extend any Letter of Credit hereunder is subject to prior or concurrent satisfaction of all of the following conditions:

          A. On or before the date of issuance of such Letter of Credit, the Issuing Lender with respect thereto shall have received, in accordance with the provisions of subsection 2.8B, a notice requesting the issuance of such Letter of Credit and all other information specified in subsection 2.8B, and such other documents as such Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

          B. On the date of issuance or extension of such Letter of Credit, all conditions precedent described in subsection 3.2B shall be satisfied to the same extent as though the issuance or extension of such Letter of Credit were the making of a Loan and the date of issuance or extension of such Letter of Credit were a Funding Date.


          SECTION 4.  REPRESENTATIONS AND WARRANTIES

          In order to induce Agent and Lenders to enter into this Agreement, Holdings and Borrower each represent and warrant to Agent and each Lender that the following statements are true, correct and complete:

          4.1  Organization, Powers, Good Standing, Business and
               Subsidiaries

          A. Organization and Powers. Each of Holdings and its Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, and each Loan Document to which it is a party, to issue the Notes (in the case of Borrower) or with respect to which it has assumed any obligations and to carry out the transactions contemplated hereby and thereby.

          B. Good Standing. Each of Holdings and its Subsidi-aries is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify has not had and could not reason-ably be expected to have a Material Adverse Effect. Schedule 4.1B annexed hereto lists each state in which Holdings or any of its Subsidiaries is qualified to transact business as a foreign corporation or has any stores.

<page-48>

          C. Conduct of Business. Holdings and its Subsidia-ries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.12.

          D. Subsidiaries. All of the direct and indirect Subsidiaries of Holdings, as of the date of this Agreement, are identified in Schedule 4.1D annexed hereto. The capital stock of each of the Subsidiaries identified in Schedule 4.1D is duly authorized, validly issued, fully paid and nonassessable. The capital stock of each such Person identified on Schedule 4.1D is not Margin Stock. Schedule 4.1D correctly sets forth the owner-ship interest as of the date hereof of Holdings in each of its direct and indirect Subsidiaries.

          E. Ownership. As of the date hereof and at the Closing Date, all of the common stock of Borrower is and will be owned by Holdings.

          4.2  Authorization of Borrowing, etc.

          A. Authorization of Borrowing. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby
(i) have been duly authorized by all necessary corporate action by each Loan Party and (ii) by the Closing Date will be duly authorized by the Court.

          B. No Conflict. The execution, delivery and perform-ance by Holdings and its Subsidiaries of the Loan Documents and the issuance, delivery and payment by Borrower of the Notes and the consummation of the transactions contemplated hereby and thereby do not and will not (i) subject to Court approval, violate any provision of law applicable to Holdings or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries (performance or enforce-ability of which has not been excused by the Bankruptcy Code or an applicable order of the Court), except Contractual Obligations for which approvals or consents will be obtained on or before the Closing Date and except breaches, conflicts and defaults which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries (performance of which has not been excused by the Bankruptcy Code or an applicable order of the Court), except for such approvals or consents which will be obtained on or before the Closing Date.

          C. Governmental Consents. The execution, delivery and performance by Holdings and its Subsidiaries of this Agree-ment, the other Loan Documents to which each is a party and application of the proceeds of the Loans, and the consummation of the transactions contemplated hereby and thereby do not and will not require any registration with, consent or approval of, or

<page-49>

notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body, except for consents, approvals, notices and actions that have been or will be obtained or taken on or before the Closing Date or which the failure to so obtain or take could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          D. Binding Obligation. Upon Court approval, this Agreement and the other Loan Documents are the legally valid and binding obligations of Holdings and its Subsidiaries party thereto, enforceable against Holdings and its Subsidiaries party thereto in accordance with their respective terms.

          4.3  Financial Condition

          Holdings has heretofore delivered to Lenders the following materials: (i) audited consolidated balance sheet of Holdings and its Subsidiaries as at January 31, 1995 and the related audited consolidated statements of operations, share-holders' equity and cash flow of Holdings and its Subsidiaries for the fiscal year of Holdings ending on such date (including any comment letter submitted by the accountants in connection therewith) and (ii) unaudited consolidated balance sheets of Holdings and its Subsidiaries as at July 31, 1995 and the related consolidated statements of operations of Holdings and its Subsidiaries for the fiscal period ended on such date. Such statements, except as otherwise stated in such statements and the notes thereto, fairly present the consolidated financial position of Holdings and its Subsidiaries as at such dates and the conso-lidated results of operations and the cash flow of Holdings and its Subsidiaries for the periods then ended, subject, in the case of any unaudited financial statements, to changes resulting from normal year-end adjustments. Neither Holdings nor any of its Subsidiaries has any material (a) Contingent Obligation, (b) contingent liability or liability for taxes, (c) long-term lease or (d) unusual forward or long-term commitment that is not reflected in the most recent financial statements (including the notes thereto) delivered pursuant to subsection 4.3 or 5.1 of this Agreement other than Contingent Obligations, contingent liabilities or liabilities for taxes, long-term leases or forward or long-term commitments incurred in the ordinary course of business.

          4.4  No Material Adverse Change; No Stock Payments

          Since July 31, 1995, no event or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect other than the commencement of the Chapter 11 Cases and the occurrence of the events described on
Schedule 4.4 hereof. Neither Holdings nor any of its Subsidia-ries has directly or indirectly declared, ordered, paid or made or set aside any sum or property for any payment prohibited by subsection 6.5 or agreed to do so.

          4.5  Title to Properties; Liens

          Each of the Loan Parties and their respective Subsidia-ries has good, sufficient and legal title, subject only to Permitted Encumbrances, Liens securing obligations under the

<page-50>

Prepetition Credit Agreement, Liens permitted pursuant to subsection 6.2 and Liens consented to by Agent and Requisite Lenders, to all their respective properties and assets reflected in the most recent consolidated balance sheet referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1 of this Agreement, except for assets acquired or disposed of in the ordinary course of business since the date of such consolidated balance sheet. Except for Permitted Encumbrances, Liens permitted pursuant to subsection 6.2 or Liens consented to by Agent and Requisite Lenders, all such properties and assets are free and clear of Liens.

          4.6  Litigation; Adverse Facts

          Except as set forth on Schedule 4.6 annexed hereto, there is no action, suit, proceeding, governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, none of Holdings or any of its Subsidiaries has received any notice of termination of any material contract, lease or other agreement or suffered any material damage, destruction or loss (whether or not covered by insurance) or had any employee strike, work-stoppage, slow-down or lock-out or any substantial, nonfrivolous threat directed to it of any imminent strike, work-stoppage, slow-down or lock-out, any of which remain pending, that could reasonably be expected to result in a Material Adverse Effect.

          4.7  Payment of Taxes

          Except to the extent permitted by subsection 5.3 and to the extent payment has been excused by the Bankruptcy Code or an applicable order of the Court, all material tax returns and reports of Holdings and each of its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable, except to the extent permitted by subsection 5.3. Neither Holdings nor any of its Subsidiaries knows of any proposed tax assessment against any such Person that could reasonably be expected to result in a Material Adverse Effect, which is not being actively contested by such Person to the extent affected thereby, in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

          4.8  Materially Adverse Agreements; Performance of
               Agreements

          A. Neither Holdings nor any of its Subsidiaries is a party to or is subject to any material agreement or instrument materially and adversely affecting the financial condition of

<page-51>

Holdings and its Subsidiaries taken as a whole, except as other-wise disclosed in writing to Agent and Lenders.

          B. Except as excused by the Bankruptcy Code or applicable order of the Court, neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Person (incurred, with respect to Holdings or Borrower, during the pendency of the Chapter 11 Cases), and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults or the consequences of actions curing such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

          4.9  Governmental Regulation

          Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed or to create Liens on any of its properties or assets to secure such Indebtedness.

          4.10 Securities Activities

          Neither any Loan Party nor any of their respective
Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          4.11 Employee Benefit Plans

          A. Except as set forth in Schedule 4.11 annexed hereto, Holdings and each of its Subsidiaries are in material compliance with all applicable provisions and requirements of Title I, II and IV of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects.

          B. No ERISA Event has occurred or is reasonably expected to occur.

          C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as described on Schedule
4.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings or any of its Subsidiaries.

          D. As of the most recent valuation date for any Pension Plan (excluding Pension Plans in which no employees of Holdings or any of its Subsidiaries have ever participated as an employee of Holdings or one of its Subsidiaries), the excess of

<page-52>

the aggregated accumulated benefit obligations, as defined in Statement of Financial Accounting Standards No. 87 (the "ABO"), over the aggregate total fair market value for all such Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which the fair market value of the assets exceeds the ABO), does not exceed $1,000,000.

          4.12 Disclosure

          No representation or warranty of Holdings or any of its Subsidiaries contained in this Agreement or any other document, certificate or written statement furnished to Lenders by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to either Holdings or any of its Subsidiaries in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made as of the time the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings and its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to Holdings or any of its Subsidiaries (other than matters of a general economic nature) that could reasonably be expected to result in a Material Adverse Effect that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent or Lenders for use in connection with the transactions contemplated hereby.

          4.13 Licenses, Permits and Authorizations

          Holdings and each of its Subsidiaries has all approv-als, licenses or other permits of all governmental or regulatory agencies, whether Federal, state or local, the absence of which could reasonably be expected to result in a Material Adverse Effect.

          4.14 Intangible Property

          Except as set forth on Schedule 4.14 annexed hereto, Holdings and each of its Subsidiaries is the sole and exclusive owner or licensee of all trade names, unregistered trademarks and service marks, brand names, registered trademarks and service marks, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto used in or necessary for the conduct of their respective businesses as currently conducted, the absence of which could reasonably be expected to result in a Material Adverse Effect. Neither Holdings or any of its Subsidiaries has been charged with any material infringement of any intangible property of the character described above or been notified or advised of any material claim of any other Person relating to any of the intangible property, other than as set forth in Schedule 4.14 annexed hereto.

<page-53>

          4.15 Environmental Matters

          A.   Disclosure.  Except as set forth in Schedule 4.15:

          (i) the operations of Holdings and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

          (ii) Holdings and each of its Subsidiaries have obtained all environmental, health and safety permits necessary to their respective operations, and all such permits are in good standing, and Holdings and each of its Subsidiaries are in compliance with all material terms and conditions of such permits;

          (iii) neither Holdings nor any of its Subsidiaries has received (A) any written notice or claim to the effect that it is or may be liable in any material respect to any Person as a result of the Release or threatened Release of any Hazardous Materials or (B) any letter or request for information under Section 104 of the Comprehensive Environ-mental Response, Compensation, and Liability Act (42 U.S.C.
     Section 9604) or comparable state laws, and to the best of Holdings's or Borrower's knowledge, none of the operations of Holdings or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material at any Facility or at any other location;

          (iv) none of the operations of Holdings or any of its Subsidiaries is the subject of any pending judicial or administrative proceeding alleging the material violation of or material liability under any Environmental Laws;

          (v) Holdings and each of its Subsidiaries and all of their present Facilities or operations, as well as their past Facilities or operations, are not subject to any out-standing written order or agreement with any governmental authority or private party respecting (A) any Environmental Laws or (B) any Environmental Claims;

          (vi) neither Holdings nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release of any Hazardous Materials by Holdings or any of its Subsidiaries;

          (vii) neither Holdings nor any of its Subsidiaries or any predecessor of Holdings or of any Subsidiary has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of Hazardous Materials at any Facility (other than hazardous waste manifests in the ordinary course of business), none of Holdings's or any of its Subsidiary's operations involves the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent and neither Holdings nor any Subsidi-aries nor, to the best of Holdings's and Borrower's know-ledge, any predecessor in title to any of them nor, any

<page-54>

     third party at any time occupying any Facility has at any time used, generated, disposed of, stored, transported to or from, released or threatened the release of any Hazardous Materials, in any form, quantity or concentration on, from, under or affecting such Facility in a manner that could reasonably expect to result in material liability of or material claim against Holdings or any of its Subsidiaries;

          (viii)    no underground storage tanks or surface
     impoundments are on or at the Facilities; and

          (ix) no Lien in favor of any governmental author-ity for (A) any liability under Environmental Laws, or (B) damages arising from or costs incurred by such governmental authority in response to a Release has been filed or attached to the Facilities.

          B. No Material Adverse Effect. No Hazardous Materi-als exist on, under or about any Facility in a manner that could reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect and neither Holdings nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that could reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect and no matter disclosed on Schedule 4.15 could reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect.


          SECTION 5.  AFFIRMATIVE COVENANTS

          Holdings and Borrower each covenant and agree that, so long as any of the Commitments hereunder shall be in effect or any Letter of Credit remain outstanding and until payment in full of all of the Loans and all other amounts owing hereunder unless Requisite Lenders shall otherwise give prior written consent, such Person shall perform all covenants in this Section 5.

          5.1  Financial Statements and Other Reports

          Holdings will maintain, and cause each of its Subsidi-aries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Holdings will deliver to Agent and Lenders:

          (i) as soon as practicable and in any event within thirty (30) days after the end of each Fiscal Month
     (a) a detailed balance sheet as of the end of such Fiscal Month and income statement (including, without limitation, statements of sales and gross margin by revenue category, including rentals, merchandise sales and ticket sales) and statements of Consolidated Adjusted EBITDAV, Consolidated Capital Expenditures, Consolidated Operating Lease Expense, Financial Accounting Standards Board Statement No. 13 amor-tization and the non-cash portion of the cost of rentals for

<page-55>

     Borrower for such Fiscal Month and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Month, (b) a listing of new stores opened and of existing stores closed in the period, and (c) a brief written discussion of the financial and operating perform-ance for such Fiscal Month and the major factors affecting such performance, in each case (other than the balance sheet and the written discussion) setting forth in comparative form figures or the corresponding information for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer, Treasurer or Controller of Borrower that they fairly present the financial condition of Borrower as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and year-end adjustment;

          (ii) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year,
     (a) a written discussion of the financial and operating performance for the Fiscal Year from a profit and loss, cash flow and balance sheet standpoint and discussions of the major factors affecting such performance (b) consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consoli-dated and consolidating figures for the previous Fiscal Year, and (c) consolidated statements of stockholders' equity and cash flow of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the previous Fiscal Year and, in the case of the consolidated statements of cash flow, the corresponding figures for such Fiscal Year from the financial budget delivered pursuant to subsection 5.1(xi), and (d) a schedule of all letters of credit, all in reasonable detail and accompanied by a report on such financial statements of Ernst & Young or other independent certified public accountants of recognized national standing selected by Holdings as shall be satisfactory to Agent which report shall not be qualified as to scope of audit and shall state that such consolidated financial statements present fairly the financial position of Holdings and its Subsidi-aries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accord-ance with generally accepted auditing standards;

          (iii) within fifteen (15) days after the end of each Fiscal Month, upon the closure of or sale of all or substantially all of the assets of any store, from time to time upon the request of Agent and at any other date Borrower may choose, a Borrowing Base Certificate as of the last date of such period, the date of such closure or sale or the date so requested, as the case may be;

          (iv) together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officers' Certifi-cate of Holdings stating that the signers have reviewed the terms of this Agreement and the other Loan Documents and

<page-56>

     have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condi-tion of Holdings and its Subsidiaries during that portion of the accounting period covered by such financial statements subsequent to the Closing Date and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have know-ledge of the existence as of the date of the Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demon-strating in reasonable detail compliance during and at the end of the applicable accounting periods with the restric-tions contained in this Agreement in the manner set forth in such Compliance Certificate;

          (v) subject to any qualifications and limitations required by the accountants, together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent public accountants giving the report thereon
     (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, which audit was conducted in accordance with generally accepted auditing standards, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default with respect to accounting matters that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in either or both the certificates delivered therewith pursuant to subdivision (v) above is not correct or that the matters set forth in the Compliance Certificate delivered therewith pursuant to clause (b) of such subdivi-sion (iv) above for that portion of the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (vi) promptly upon any officer of Holdings or any of its Subsidiaries obtaining knowledge (a) that a condition or event has occurred and is continuing that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or Agent has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement, (b) that any Person has given any notice to Holdings, Borrower or any of their respective Subsidiaries or taken any other action with respect to a claimed default, (c) of any condition or event that would be required to be disclosed in a current report filed by Borrower with the Securities and Exchange Commission on Form 8-K pursuant to Items 1, 2, 4 or 5 of such Form as in effect on the date hereof if Borrower were

<page-57>

     required to file such reports under the Exchange Act, or (d) of a Material Adverse Effect or of an event or condition that could reasonably be expected to result in a Material Adverse Effect (other than matters affecting the economy in general), an Officers' Certificate specifying the nature and period of existence of such condition or event, or specify-ing the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action Holdings or Borrower has taken, is taking and proposes to take with respect thereto;

          (vii) promptly upon any officer of Holdings or any of its Subsidiaries obtaining knowledge of (a) the institu-tion of, or non-frivolous, written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries not previously disclosed by Holdings to Agent and Lenders or (b) any material development in any such action, suit, proceed-ing, governmental investigation or arbitration, that, in either case, could reasonably be expected to result in a Material Adverse Effect. Holdings shall promptly give notice thereof to Agent and Lenders and provide such other information as may be reasonably available to it to enable Agent and Lenders and their counsel to evaluate such matters;

          (viii) promptly upon becoming aware of the occur-rence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (ix) with reasonable promptness copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan (in which any employees of Holdings or any of its Subsidiaries have ever participated as employees of Holdings or one of its Subsidiaries) for which a Schedule B is required to be filed; (b) all notices received by Holdings or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent or any Lender shall reasonably request;

          (x) (a) as soon as available and in any event by the twenty-fifth (25th) day of each month, an inventory rollforward analysis for the immediately preceding month, in the form delivered to Agent prior to the Closing Date or otherwise satisfactory in form to Agent, (b) as soon as available and in any event by the fourth (4th) day of each week, a merchandising and marketing key factors report for the immediately preceding week, in each case in the form delivered to Agent prior to the Closing Date or otherwise satisfactory in form to Agent; and (c) from time to time, such other Inventory reports as are reasonably requested by Agent.

<page-58>

          (xi) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to holders of its Indebtedness or by any Subsidiary of Holdings to holders of its Indebtedness other than Holdings or another Subsidiary, of all proxy statements, regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions, and of all press releases and other statements made available generally by Holdings or any Subsidiary to the public concerning material developments in the business of Holdings and its Subsidiaries;

          (xii) promptly upon receipt thereof, copies of all reports submitted to Holdings or any of its Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of Holdings made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

          (xiii) at the time of the release thereof, a copy of all material press releases to Agent and Lenders;

          (xiv)     promptly upon filing any such document,
     copies of any pleading or document filed by Holdings or any of its Subsidiaries with the Court or the Office of the United States Trustee in the Chapter 11 Cases; and

          (xv) within 30 days of the Closing Date, Borrower shall deliver good standing certificates, including (if generally available) verification of tax status, certified by the Secretary of State of Iowa and North Dakota, respec-tively; and

          (xvi)     with reasonable promptness, such other
     information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Agent or Requisite Lenders.

          5.2  Corporate Existence, etc.

          Subject to subsection 6.7, Holdings and Borrower will at all times preserve and keep in full force and effect their respective corporate existence and rights and franchises material to its respective business and those of each of its respective Subsidiaries, the loss of which could reasonably be expected to result in a Material Adverse Effect.

          5.3  Payment of Taxes and Claims; Tax Consolidation

          A. Except as excused by the Bankruptcy Code or by an applicable order of the Court, each Loan Party will, and will cause each of its Subsidiaries to, pay or cause to be paid all taxes, assessments and other governmental charges that constitute

<page-59>

administrative expenses in the Chapter 11 Cases imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a material Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that so long as no property or assets (other than money for such charge or claim and the interest or penalty accruing thereon) of Holdings or Borrower or any of their respective Subsidiaries is in danger of being lost or forfeited as a result thereof, no such charge or claim need be paid if it is being contested in good faith by appropri-ate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          B. Each Loan Party will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated federal income tax return with any Person other than Holdings or any of its Subsidiaries.

          5.4  Maintenance of Properties; Insurance

          Borrower will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used in the business of Borrower and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types (including, without limitation, product liability and bodily injury insurance) and in such amounts as are customarily carried under similar circumstances by such other corporations. Each such policy of insurance shall provide for at least thirty (30) days prior written notice to Agent of any modification or cancellation of such policies. Upon the Closing Date and on each September 1st thereafter, Holdings and its Subsidiaries shall submit to Agent an Officers' Certificate setting forth in detail the type and amount of insurance maintained pursuant to this subsection which shall not be materially less than the type and amount maintained on the Closing Date.

          5.5  Inspection; Lender Meeting

          Holdings and its Subsidiaries shall permit any author-ized representatives designated by Agent or any Lender to visit and inspect any of the properties of Holdings and its Subsidi-aries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, Borrower will participate in an annual

<page-60>

meeting of Agent and Lenders to be held at such place and time as may be agreed to by Borrower and Agent. Agent and Lenders shall hold all non-public information obtained pursuant to this subsection 5.5 and identified by Borrower as confidential in accordance with its and their customary procedures for handling confidential information of this nature.

          In addition to, and not in limitation of, the immedi-ately preceding paragraph, a representative designated by Agent shall, at Borrower's expense, and after reasonable notice and during normal business hours, be permitted to audit and monitor Borrower's Inventory in order to, among other things, verify the calculation of the Borrowing Base.

          5.6  Equal Security for Obligations; No Further
               Negative Pledges

          A. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2, unless Agent and Requisite Lenders shall otherwise consent in writing, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebted-ness thereby secured as long as any such Indebtedness shall be secured; provided that notwithstanding the foregoing, this covenant shall not be construed as a consent by any Lender to any creation or assumption of any such Lien not permitted by the provisions of subsection 6.2.

          B. Except with respect to specific property encumbered to secure payment of particular Indebtedness, neither Holdings nor any of its Subsidiaries shall enter into any agree-ment prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

          5.7  Compliance with Laws, etc.

          Holdings and its Subsidiaries shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limita-tion, all Environmental Laws), noncompliance with which could reasonably be expected to result in a Material Adverse Effect.

          5.8  Environmental Disclosure and Inspection

          (i) Holdings shall, and shall cause each of its Subsidiaries and their Facilities to comply and shall use its reasonable efforts to cause (a) their respective employees, agents, contractors and subcontractors, (b) all tenants under any lease or occupancy agreement affecting any portion of the Facilities and (c) all other Persons on or occupying such property, to comply in all material respects with all Environmental Laws.

          (ii)      Holdings and Borrower shall promptly advise
     Agent and Lenders in writing and in reasonable detail of (a) any Release of any Hazardous Material required to be report-

<page-61>

     ed to any federal, state or local governmental or regulatory agency under all applicable Environmental Laws, (b) any and all written communications with respect to Environmental Claims or any Release of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency, (c) any remedial action taken by Holdings, Borrower or, to the extent Holdings or any of its Subsidiaries has any such knowledge, any other Person in response to (1) any Hazardous Material on, under or about any Facility, the existence of which could reasonably be expected to result in a Material Adverse Effect or (2) any Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, (d) Holdings's or any of its Subsidiaries' discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be classified as "border-zone property" or to be otherwise subject to any material restrictions on the owner-ship, occupancy, transferability or use thereof under any Environmental Laws, and (e) any request for information from any governmental agency that indicates such agency is investigating whether Holdings or its Subsidiaries may be potentially responsible for a Release of Hazardous Materials.

          (iii) Holdings and Borrower shall promptly notify Agent and Lenders of any proposed acquisition of stock, assets, or property by Holdings or its Subsidiaries, that could reasonably be expected to expose Holdings or its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in a Material Adverse Effect and any proposed action to be taken by Holdings or its Subsidiaries to commence operations that could reason-ably be expected to subject Holdings or its Subsidiaries to additional laws, rules or regulations related to Hazardous Materials or environmental matters covered by Environmental Laws, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

          (iv) Holdings and Borrower shall, at their own expense, provide copies to Agent and Lenders of such documents or information to which Holdings or any of its Subsidiaries has access as Agent or Requisite Lenders may reasonably request in relation to any matters disclosed pursuant to this subsection 5.8.

          5.9  Hazardous Materials; Remedial Action

          A. Holdings and Borrower shall, and shall cause its Subsidiaries, (i) to store, use, dispose and transport any Hazardous Materials in compliance with all applicable Environ-mental Laws and (ii) promptly to take any and all necessary remedial action in response to the Release of any Hazardous Materials on, under or about any Facility. In the event Holdings or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility, Holdings or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environ-mental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authori-ties except when Holdings's or such Subsidiary's liability for such presence,

<page-62>

storage, use, disposal, transportation or discharge of any Hazardous Material is being contested in good faith by Holdings or such Subsidiary.

          B. Holdings shall not and shall not permit its Subsidiaries to install or permit to be installed any asbestos in any property owned or leased by any of them. With respect to any asbestos currently present in such property, Holdings shall and shall cause its Subsidiaries to promptly and in accordance with all applicable Environmental Laws and prudent industry practices, maintain such asbestos in good and safe condition.


          SECTION 6.  NEGATIVE COVENANTS

          Holdings and Borrower each covenant and agree that, so long as any of the Commitments shall be in effect or any Letter of Credit is outstanding and until payment in full of all of the Loans and all other amounts owing hereunder, unless Requisite Lenders shall otherwise give prior written consent, such Person will perform all covenants in this Section 6.

          6.1  Indebtedness

          Holdings and its Subsidiaries will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Holdings and Borrower may become and remain liable with respect to the Obligations;

          (ii)      each Loan Party may remain liable with
     respect to Prepetition Indebtedness, without giving effect to any supplemental borrowings or other incremental incurrences thereof;

          (iii)     Borrower may incur Indebtedness in respect of
     (y) Capital Leases not in existence as of the Petition Date, and (z) Indebtedness not in existence as of the Petition Date incurred to purchase, or to finance or refinance the purchase price of, personal or real property (excluding Inventory) used in the conduct of Borrower's business; provided that (a) in each case the amount of the Indebted-ness incurred is not greater than the fair market value plus the reasonable delivered and installed cost and related expenses of any property so financed at the time of such acquisition, (b) the aggregate amount of Capital Leases and other Indebtedness incurred pursuant to the subsection 6.1(iii) shall not exceed $10,000,000 outstanding at any time and (c) nothing in this subsection 6.1(iii) shall be deemed to permit the making of Consolidated Capital Expenditures in excess of the amounts permitted pursuant to subsection 6.6B.

<page-63>

          (iv) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4.

          6.2  Liens

          Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

          (i)       Permitted Encumbrances;

          (ii) Liens created to secure the Indebtedness permitted pursuant to subsection 6.1(iii); provided such Liens relate solely to the property financed with such Indebtedness;

          (iii) Liens existing on the Closing Date which, other than Permitted Encumbrances, are listed on Schedule
     6.2 annexed hereto; and

          (iv) Liens approved by the Court on assets (other than Inventory) of Borrower; provided that there are no Liens on any such assets to secure Prepetition Indebtedness.

          6.3  Investments

          Holdings will not, and will not permit any of its subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

          (i)       Borrower and Holdings may make and own
     Investments in Cash Equivalents;

          (ii) Borrower may own the existing Investments set forth on Schedule 6.3 annexed hereto;

          (iii) Borrower may make and maintain Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers, in each case arising in the ordinary course of business;

          (iv) Borrower may make and maintain Investments in non-cash proceeds of Asset Sales;

          (v)       Borrower may make and maintain other
     Investments in an aggregate principal amount not to exceed
     $500,000 at any time.

<page-64>

          6.4  Contingent Obligations

          Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except:

          (i) Contingent Obligations in respect of the Obligations;

          (ii) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

          (iii)     obligations of Holdings under the Guaranty;

          (iv) guaranties by Holdings or Borrower in the ordinary course of business of Capital Leases of Borrower and its Subsidiaries; provided, such guaranties contain irrevocable waivers of such guarantor's reimbursement rights with respect to payments made by such guarantor on behalf of any other Loan Party;

          (v) Contingent Obligations existing prior to the Petition Date; and

          (vi) in addition to the Contingent Obligations permitted by clauses (i)-(v), Borrower may become and remain liable with respect to other Contingent Obligations; provided, that the maximum aggregate liability of Borrower in respect of all such Contingent Obligations shall not at any one time exceed $500,000.

          6.5  Restricted Junior Payments; Payments on
               Pre-Petition Obligations

          Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for (i) any Restricted Junior Payment, or (ii) any payment or prepayment of any Pre-Petition Indebtedness or any other claim or obligation existing on the Petition Date other than (a) payments Borrower has sought Court approval to make pursuant to a motion filed prior to September 1, 1995, (b) adequate protection or other payments to the lenders party to the Prepetition Credit Agreement arising under any stipulations or orders of the Court or other-wise on account of obligations under the Prepetition Credit Agreement, (c) returns of Inventory to the sellers thereof authorized by the Court pursuant to Bankruptcy Code Section 546(g), (d) payments required under leases, including Capital Leases, and (e) other payments not in excess of $2,500,000.

          6.6  Financial Covenants

          A.   Minimum Consolidated Adjusted EBITDAV

          Holdings and Borrower shall not permit Consolidated Adjusted EBITDAV as of the last day of each of the Fiscal Quarters shown below for the applicable Fiscal Quarter ended on such date to be less than the correlative amount indicated:

<page-65>

                                        Minimum Consolidated
    Fiscal Quarter                        Adjusted EBITDAV


Fiscal Year 1996

Third Fiscal Quarter                          <$3,000,000>
Fourth Fiscal Quarter                           6,300,000

Fiscal Year 1997

First Fiscal Quarter                            1,100,000
Second Fiscal Quarter                           1,100,000
Third Fiscal Quarter                           <1,200,000>
Fourth Fiscal Quarter                           5,100,000

Fiscal Year 1998

First Fiscal Quarter                            1,100,000
Second Fiscal Quarter                           1,100,000

              B.   Maximum Consolidated Capital Expenditures

              Holdings and its Subsidiaries shall not permit
Consolidated Capital Expenditures to exceed in any fiscal period the amount set forth below for such fiscal period (the "Capital
Expenditure Amount"):

                                                Capital
                                              Expenditure
    Fiscal Periods                               Amount

    Closing Date through January 31, 1996       $ 5,750,000
    February 1, 1996 through January 31, 1997   $11,500,000
    February 1, 1997 through September 1, 1997  $ 7,600,000

; provided that if any portion of the Capital Expenditure Amount permitted to be incurred in any fiscal period (the "Reference Period") has not been incurred within such Reference Period (the amount of unutilized Consolidated Capital Expenditures being referred to as the "Unutilized Amount"), Holdings and its Subsidiaries may, in the fiscal period immediately following the Reference Period, make additional Consolidated Capital Expendi-tures in an amount not to exceed the lesser of (i) the Unutilized Amount and (ii) twenty-five percent (25%) of the Capital Expen-diture Amount in respect of the Reference Period.

<page-66>

              6.7  Restriction on Fundamental Changes

              A. Other than as permitted by subsection 6.7B, neither Holdings nor any of its Subsidiaries may, without the consent of Requisite Lenders, acquire or create any Subsidiaries or convey, sell, lease, sublease or transfer any of its assets to any Subsidiaries.

              B. Neither Holdings, nor any of its Subsidiaries will enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, exchange, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or any substantial part of its business, property or fixed assets or all or any portion of the stock or beneficial ownership, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substanti-ally all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person except:

          (i) Borrower may sell, exchange or otherwise dispose of assets in Asset Sale transactions; provided that any Asset Sale is made for the fair market value of such assets;

          (ii) Borrower may sell, exchange or otherwise dispose of obsolete or worn out equipment in the ordinary course of Borrower's business;

          (iii) Borrower may sell Inventory in the ordinary course of its business; and

          (iv) a Subsidiary of Borrower acquired pursuant to subsection 6.7B(i) may be merged or consolidated with or into Borrower, or be liquidated, wound up or dissolved; provided, that in the case of such a merger or consolida-tion, Borrower shall be the continuing or surviving corpora-tion; provided, further, that as a result of such merger or consolidation, Borrower shall not become liable with respect to any liabilities of such Subsidiary which were in exist-ence prior to the Subsidiary's acquisition by Borrower.

              6.8  Sales and Leasebacks

              Holdings and its Subsidiaries will not directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that Holdings or its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or
(ii) that Holdings or its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Holdings or any such Subsidiary to any Person in connection with such lease; provided, however, that Borrower shall be permitted to remain liable as lessee with respect to, the equipment and fixtures located in its distribution center located in Carson, California; provided

<page-67>

further that aggregate amount of liabilities incurred in connec-tion with such lease shall not exceed $4,000,000.

              6.9  Sale or Discount of Receivables

              Holdings and its Subsidiaries will not, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, notes or accounts receivable.

              6.10 Transactions with Shareholders and Affiliates

              Holdings and its Subsidiaries will not, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity securities of Holdings or with any Affiliate of Holdings or Borrower or of any such holder, as the case may be, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries and (ii) customary fees paid to members of the Boards of Directors of Borrower and its Subsidiaries.

              6.11 Disposal of Subsidiary Stock

              Except as permitted by subsection 6.7, a Loan Party will not,

          (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of (or warrants, rights or options to acquire shares or other equity securities of) any of its Subsidiaries, except to qualify directors if required by applicable law; or

          (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other securities of (or warrants, rights or options to acquire shares or other securities of) such Subsidiary, except to Borrower or to qualify directors if required by applicable law.

              6.12 Conduct of Business; Limitation on
                   Subsidiaries

              Neither Borrower nor any of its Subsidiaries will engage in any business other than the sale of home entertainment software, the rental of home entertainment software, the sale of event tickets, the sale of merchandise and product lines of a type sold in stores substantially similar to the stores run by Borrower on the Petition Date and operations substantially similar or incidental to such business. Holdings shall engage only in the business of holding the shares of stock of Borrower.

<page-68>

              6.13 Chapter 11 Claims.

              Without limiting the provisions of subsection 6.2 hereof, neither Holdings nor Borrower shall not incur, create, assume, suffer or permit any claim against it, as debtor in possession, or any of the property of the estates in the Chapter 11 Cases (other than the Claims described in the proviso contained in subsection 2.10 but only to the extent therein described) to be pari passu with or senior to the claims of Agents and Lenders against Holdings and Borrower in respect of the Obligations, or apply to the Court for authority to do so; provided that Borrower may seek Court approval for and incur Indebtedness pari passu with the Obligations to refinance the Obligations if, prior to or concurrently with the incurrence of such refinancing Indebtedness, (i) all Commitments are termi-nated, (ii) all Letters of Credit shall have expired or been terminated and (iii) all Obligations (other than indemnification Obligations pursuant to Section 10.4 not then due) shall have been paid in full.


              SECTION 7.  GUARANTY OF HOLDINGS

              7.1  Guaranty by Holdings

              As consideration for Lenders agreeing to enter into this Agreement and extend the Commitments hereunder, Holdings hereby unconditionally and irrevocably guaranties the due and punctual payment when due (whether by required prepayment, declaration, demand or otherwise) of all Obligations of Borrower. For purposes of this Section 7, Holdings is referred to as a "Guarantor" and the obligations of Holdings under this subsection
7.1 are referred to as the "Guaranty."

              7.2  Terms of Guaranty

              Guarantor agrees that the Obligations of the Borrower may be extended or renewed, and the Loans repaid and reborrowed in whole or in part, without notice or further assent from it, and that it will remain bound upon this Guaranty not-withstanding any extension, renewal or other alteration of any such Obligation or repayment and reborrowing of the Loans.

              Guarantor waives presentation of, demand of, payment from and protest of any Obligation of Borrower and also waives notice of protest for nonpayment. The obligations of the Guarantor under this Guaranty shall not be affected by, and the Guarantor hereby waives its rights (to the extent permitted by law) in connection with:

          (a) the failure of Agent, or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement or any other agreement or otherwise,

          (b)  any extension or renewal of any provision thereof,

<page-69>

          (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any instrument executed pursuant hereto,

          (d) the release of any of the security, if any, held by Agent, or any Lender for the Obligations of the Borrower,

          (e) the failure of Agent, or any Lender to exercise any right or remedy against any other guarantor of the Obligations of Borrower,

          (f) Agent or any Lender taking and holding security or collateral for the payment of this Guaranty, any other guaranties of the Obligations or other liabilities of Borrower and the Obligations guarantied hereby, and exchang-ing, enforcing, waiving and releasing any such security or collateral,

          (g) Agent or any Lender applying any such security or collateral and directing the order or manner of sale thereof as Agent in its discretion may determine, or

          (h) Agent or any Lender settling, releasing, compro-mising, collecting or otherwise liquidating the Obligations and any security or collateral therefor in any manner determined by Agent or such Lender.

              Guarantor further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by Agent or any other Person to any of the security held for payment of the Obligations of Borrower or to any balance of any deposit account or credit on the books of Agent or any other Person in favor of Borrower or any other Person.

              The obligations of Guarantor under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise in respect of Borrower, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, discharge of Borrower from the Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor under this Guaranty shall not be discharged or impaired or other-wise affected by the failure of Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provi-sion thereof, by any default, failure or delay, willful or other-wise, in the performance of the Obligations of Borrower, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Guarantor or would otherwise operate as a discharge of Guarantor as a matter of law or equity.

              Agent may, at its election, exercise any right or remedy Agent may have against Borrower or any of Borrower's property without affecting or impairing in any way the liability

<page-70>

of the Guarantor hereunder except to the extent the Obligations have been paid. Guarantor waives any defense arising out of such election by Agent, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Borrower or any security.

              Guarantor further agrees that, to the extent that any Loan Party makes a payment or payments to Agent or any Lender, or Agent or any Lender receives any proceeds of colla-teral, if any, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferen-tial, set aside or otherwise required to be repaid to any Loan Party, its estate, trustee, receiver or any other party, including, without limitation, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. Guarantor shall defend and indemnify Agent and each Lender from and against any claim or loss hereunder (including reasonable attorneys' fees and expenses) or in the defense of any action or suit relating to the foregoing matters.

              Guarantor further agrees, in furtherance of the foregoing and not in limitation of any other right that Agent or any Lender may have at law or in equity against the Guarantor by virtue hereof, upon the failure of Borrower to pay any of its Obligations when and as the same shall become due (whether by required prepayment, declaration, demand or otherwise), the Guarantor will forthwith pay, or cause to be paid, in cash, to Agent an amount equal to the sum of the unpaid principal amount of such Obligations, accrued and unpaid interest on such Obliga-tions and all other Obligations of Borrower to Agent or such Lender.

              Guarantor hereby irrevocably waives until (i) all Commitments have been terminated, (ii) all Letters of Credit have expired or been terminated and (iii) all Obligations have been indefeasibly paid in full (other than any indemnification Obliga-tions not then due and payable), any claim or other rights which it may now or hereafter acquire against any Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subroga-tion, reimbursement, exoneration, contribution, indemnification or any right to participate in any claim or remedy of any Lender against any Loan Party or any Collateral which Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in full in cash, such amount shall be deemed to have been paid to Guarantor for the benefit of, and held in trust for the benefit of, Lenders, and shall forthwith be paid to Agent for the benefit of Lenders to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities, or in the case of any assets to the extent of Obligations in respect of Letters of

<page-71>

Credit to the extent not drawn upon) for the payment or prepay-ment of the Obligations of Guarantor in accordance with the terms of this Agreement or the other Loan Documents. Guarantor acknow-ledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waiver set forth herein is knowingly made in contempla-tion of such benefits.

              Notwithstanding the provisions of section 362 of the Bankruptcy Code and any other applicable law and without application or motion to or order from the Court, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon any failure of Borrower to pay its Obligations when due (whether by required prepayment, declaration, demand or otherwise), each Lender, or Agent with respect to any Obligation owed under the Letters of Credit and any Affiliate of any of them is hereby authorized by Guarantor at any time or from time to time, without notice to Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time owing by any Lender or any subsequent holder of any Note or Agent with respect to any Obligation owed under the Letters of Credit, or any Affiliate of any of them to or for the credit or the account of Guarantor against and on account of the obligations and liabilities of Guarantor to any Lender or Agent with respect to any Obligation owed under the Letters of Credit, or any Affiliate of any of them under this Agreement, this Guaranty or the Letters of Credit including but not limited to, all claims of any nature or description arising out of or connected with this Agreement, this Guaranty or the Letters of Credit or any of the other Loan Documents irrespective of whether or not (a) Lenders or Agent with respect to any Obligation owed under the Letters of Credit, or any Affiliate of any of them shall have made any demand hereunder or (b) Lenders or Agent with respect to any Obligation owed under the Letters of Credit, or any Affiliate of any of them shall have declared the principal of and interest on the Loans or the Letters of Credit and other amounts due hereunder or under the other Loan Documents to be due and payable as permitted by
Section 8.


              SECTION 8.  EVENTS OF DEFAULT

              IF any of the following conditions or events
("Events of Default") shall occur and be continuing:

              8.1  Failure to Make Payments When Due

              Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by declaration or acceleration, by notice of prepayment, by required prepayment or otherwise; or failure to pay any interest on any Loan or any other amount due under this Agreement (including, without limita-tion, any payment with respect to reimbursement of amounts drawn under Letters of Credit) within five (5) days after the date due; or

<page-72>

              8.2  Breach of Certain Covenants

              Failure of Holdings or Borrower to perform or comply with any term or condition contained in subsections
2.4A(ii), 2.5, 5.2 or 5.6 or Section 6; or

              8.3  Breach of Warranty

              Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Loan Party in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

              8.4  Other Defaults Under Agreement or Loan
                   Documents

              Holdings or Borrower shall default in the perform-ance of or compliance with any term contained in this Agreement or the other Loan Documents other than those referred to above in subsections 8.1, 8.2 or 8.3 and such default shall not have been remedied or waived within thirty (30) days after receipt by Holdings or Borrower, as the case may be, of notice from Agent of any such default; or

              8.5  Judgments and Attachments

              (i) Any money judgment, writ or warrant of attach-ment, or similar process involving in any individual case an amount in excess of $500,000 (exclusive of any amount which is fully and adequately covered by insurance and with respect to which the insurer has acknowledged in writing its coverage) that would constitute an administrative expense in the Chapter 11 Cases shall be entered or filed against Holdings or Borrower or any of their respective Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale there-under; or

              (ii) Holdings or any of its Subsidiaries shall enter into any voluntary settlement of litigation or claim that would constitute an administrative expense in the Chapter 11 Cases in an amount, in any individual case, in excess of $500,000 (exclusive of any amount which is fully and adequately covered by insurance and with respect to which the insurer has acknowledged its coverage in writing); or

              8.6  Employee Benefit Plans

              There occurs one or more ERISA Events which indivi-dually or in the aggregate results in or is reasonably expect to result in liability of Holdings or any of its Subsidiaries in excess of $1,000,000 during the term of this Agreement; or there exists an excess of aggregated accumulated benefit obligations, as defined in Statement of Financial Accounting Standards No. 87 (the "ABO"), over the aggregate total fair market value for all

<page-73>

Pension Plans (excluding for purposes of such computation each Pension Plan with respect to which the fair market value of the assets exceeds the ABO and each Pension Plan in which no employees of Holdings or any of its Subsidiaries have ever participated as an employee of Holdings or any of its Subsidi-aries) which exceeds $1,000,000; or

              8.7  Change in Control

              (i) Persons that collectively beneficially owned and controlled not less than 51% of the common stock and the voting power of Holdings on the Petition Date shall cease to own beneficially and control at least 51% of the common stock and 51% of the voting power of Holdings entitled to vote for the election of members of the board of directors of Holdings, or (ii) Holdings shall cease to own and control at least 100% of the common stock and 100% of the voting power of Borrower entitled to vote for the election of members of the board of directors of Borrower; or


              8.8  Material Adverse Effect

              Any event or change shall occur (other than any event described on Schedule 4.4 hereof) that has caused or evidences, either in any case or in the aggregate, a Material
Adverse Effect; or

              8.9  Bankruptcy Proceeding Events

              (i) The entry of an order authorizing Borrower or Holdings in either Chapter 11 Case to obtain additional financing (other than any additional Indebtedness expressly permitted under this Agreement) under Section 364(c) or (d) of the Bankruptcy Code; (ii) the appointment or election of an interim or permanent trustee in either of the Chapter 11 Cases or the appointment of an examiner in either of the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of any Loan Party; (iii) the dismissal of either of the Chapter 11 Cases, or the conversion of either of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; (iv) the entry of an order granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (a) to allow any creditor to execute upon or enforce a Lien on any material property or assets of Borrower or (b) with respect to any Lien of, or the granting of any Lien on any material property or assets of any Loan Party to, any State or local environmental or regulatory agency or authority; (v) the entry of an order amending, supplementing, staying, vacating or otherwise modifying any of the Borrowing Orders or this Agreement or any other Loan Document or any of Agent's or Lenders' rights, benefits, privileges or remedies under the Borrowing Order, this Agreement or any other Loan Document, in any case without Requisite Lenders' prior consent; (vi) an order shall be entered approving, or there shall arise, any other administrative expense claim (other than those specifically referred to in subsection 2.10) having any priority over, or being pari passu with, the administrative expenses priority of the Obligations in respect of the Chapter 11 Cases; (vii) any Loan Party shall file an application for the approval

<page-74>

of additional financing under Section 364(c) or (d) of the Bankruptcy Code or any other administrative expense claim (other than those specifically referred to in the proviso in subsection
2.10 and Indebtedness to refinance the Obligations specifically referred to in the proviso in subsection 6.13) having any priori-ty over, or being pari passu with the administrative expense priority of the Obligations in respect of the Chapter 11 Cases.

THEN upon the occurrence and during the continuance of any Event of Default, Requisite Lenders may (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Court), by written notice to Borrower (i) declare all or any portion of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented or be entitled to present, the drafts and other documents required to draw under the Letter of Credit), and (c) all other Obligations to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest or other require-ments of any kind, all of which are hereby expressly waived by Holdings and Borrower, and the obligation of each Lender to make any Loan, and the obligation of each Issuing Lender to issue any Letter of Credit shall thereupon terminate; provided, that the foregoing shall not affect in any way the obligations of Lenders to make Loans to reimburse drawings under Letters of Credit as provided in subsection 2.8C and (ii) demand the immediate payment in full of all or any portion of the Obligations; provided that the Agent shall give the Borrower, the Creditors' Committee and the lenders party to the Prepetition Credit Agreement thirty days' prior written notice (the "Payment Notice") of any exercise or enforcement of the right to immediate payment (including any set off pursuant to Section 7.2 or any enforcement pursuant to
Section 10.5) and file a copy of the Payment Notice with the Court; provided further that to the extent the Loan Parties do not have cash available to pay the full amount owing as stated in the Payment Notice, the Loan Parties shall liquidate Inventory and any unencumbered assets such that the proceeds will be sufficient to satisfy the full amount stated in the Payment Notice as promptly as reasonably possible. If such liquidations are insufficient to pay the Agent and Lenders in full, Holdings and Borrower shall immediately seek leave to dispose of their interests in any other assets, subject to the rights and interests of creditors with Liens on such assets. So long as any Letter of Credit shall remain outstanding, any amounts described in clause (i)(b) above with respect to Letters of Credit, when received by the Issuing Lender, shall be held by the Issuing Lender, pursuant to such documentation as the Issuing Lender shall request, as cash collateral for the obligation of Borrower to reimburse the Issuing Lender in the event of any drawing under such Letters of Credit, and so much of such funds shall at all times remain on deposit as cash collateral as aforesaid as shall equal the maximum amount available at any time for drawing under all Letters of Credit (the "Maximum Available Amount"); provided that in the event of cancellation or expiration of any Letter of Credit or any reduction in the Maximum Available Amount, the Issuing Lender shall apply the difference between the cash collateral held by the Issuing Lender immediately prior to such cancellation, expiration or reduction and the Maximum Available Amount immediately after such cancellation, expiration or reduc-

<page-75>

tion first to the payment of any outstanding Obligations, and second to the payment to whomsoever shall be lawfully entitled to receive such funds.

              Neither Agent nor Lenders shall have any obligation of any kind to make a motion or application to the Bankruptcy Court to exercise their rights and remedies set forth or referred to in this Agreement or in the other Loan Documents. The enume-ration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

              Except as expressly provided herein with respect to the Payment Notice, each of Holdings and Borrower waive (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties or other property at any time held by Agent, or Lenders on which Holdings or Borrower may in any way be liable and hereby ratify and confirm whatever Agent or Lenders may do in this regard, (ii) any bond or security which might be required by any court prior to allowing Agent or Lenders to exercise any of their remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Each of Holdings and Borrower acknowledge they have been advised by counsel of their choice with respect to the effect of the foregoing waivers and this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.


              SECTION 9.  AGENT

              9.1   Appointment

              Bankers is hereby appointed Agent hereunder by each Lender. Each Lender hereby authorizes Agent to act hereunder and under the other instruments and agreements referred to herein as its agent hereunder and thereunder. Agent agrees to act as such upon the express conditions contained in this Section 9. The provisions of this Section 9 are solely for the benefit of Agent and Lenders, and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing their functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

              9.2   Powers; General Immunity

              A. Duties Specified. Each Lender irrevocably authorizes Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein as are specifically delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall have only those

<page-76>

duties and responsibilities that are expressly specified in this Agreement and it may perform such duties by or through its agents or employees. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other instruments and agree-ments referred to herein except as expressly set forth herein or therein.

              B. No Responsibility for Certain Matters. Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collecti-bility or sufficiency of this Agreement, any other Loan Document or the Notes or Letters of Credit, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by Agent to Lenders or by or on behalf of Holdings or any of its Subsidiaries to Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding loans.

              C. Exculpatory Provisions. Neither Agent not any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted hereunder or in connection herewith unless caused by its or their gross negli-gence or willful misconduct. If Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or, to the extent such action requires the consent of all Lenders pursuant to the express terms of this Agreement, all Lenders. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings or any of its Subsidiaries), accountants, experts and other profes-sional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein in accordance with the instructions of Requisite Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in them under this Agreement or the other instruments and agreements referred to herein unless and until they have obtained the instructions of Requisite Lenders.

              D. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in

<page-77>
its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Agent shall each have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any Affiliate of Holdings as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings or any of its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to Lenders, except as required by subsection 2.3.

              9.3   Representations and Warranties; No
                    Responsibility For Appraisal of
                    Creditworthiness

              Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. Agent shall not have any duty or responsibili-ty either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto whether coming into their possession before the making of the Loans or any time or times thereafter and Agent shall not have any responsibility with respect to the accuracy of or the completeness of the information provided to Lenders.

              9.4   Right to Indemnity

              Each Lender, proportionately to its Pro Rata Share, severally agrees to indemnify Agent to the extent Agent shall not have been reimbursed by Holdings or its Subsidiaries, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disburse-ments of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agree-ment; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct.
If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

<page-78>

              9.5   Registered Persons Treated as Owner

              Agent may deem and treat the Persons listed as Lenders in the Register as the owner of the corresponding Loan listed therein for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent and recorded in the Register. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, transferee or assignee of the corresponding Loan.

              9.6   Successor Agents

              Agent may resign at any time by giving written notice thereof to Lenders and Borrower, and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal of Agent, Requisite Lenders shall have the right, upon five (5) days notice to Borrower, to appoint a successor Agent from among the Lenders. If no successor Agent shall have been so appointed by Requisite Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or Requisite Lenders' removal of the retiring Agent then, upon five days' notice to Borrower, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank, having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as an Agent hereunder by a succes-sor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations as Agent, under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


              SECTION 10.  MISCELLANEOUS

              10.1  Representation of Lenders

              Each Lender hereby represents that it is a commer-cial lender or financial institution which makes loans in the ordinary course of its business and that it will make any Loan for its own account in the ordinary course of such business and that, subject to subsection 10.2, the disposition of evidence of Indebtedness held by that Lender shall at all times be within its exclusive control.

<page-79>

              10.2  Assignments and Participations in Loans;
                    Letters of Credit

              Notwithstanding the provisions of subsection 10.1, each Lender may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participa-tions in, all or any part of any Loan or Loans made by it or its Commitment or any other interest herein or in its participation in the Letters of Credit to another bank or other entity; provided that (i) no participation or assignment shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Loans under the blue sky law of any state; (ii) in the case of an assignment such assignment shall (a) be assigned to an Affiliate of such Lender or another Lender with the giving of notice to Borrower and Agent, or be assigned to a bank, financial institution or other "accredited investor" (as defined in the Securities Act of 1933, as amended) approved by Agent, which approval shall not be unreasonably withheld, (b) be assigned pursuant to an assignment agreement substantially in the form of Exhibit VI annexed hereto and (c) be in a minimum amount of $3,000,000 if to a Person other than a Lender; provided, that if the aggregate amount of such Lender's Commitment is less than $3,000,000, the assignment may be in such lesser amount; and
(iii) in the case of a participation, the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder except the extension of the final scheduled maturity of the amount of a Loan or Commitment or a reduction of the principal amount of or the decrease in the rate of interest payable on the Loans or any fees related thereto. An assignment pursuant to this subsection 10.2 shall become effective upon the
(x) satisfaction of the conditions set forth herein and in the applicable assignment agreement and (y) receipt by Agent of a processing and recordation fee of $3,500. In the case of an assignment authorized under this subsection 10.2, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender here-under, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Requisite Lenders, the obligation to fund loans directly to Agent pursuant to subsection 2.1B and the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments to the extent assigned. Borrower hereby acknowledges and agrees that the assignee shall for all purposes hereunder be considered to be a "Lender." In the event of an assignment hereunder the Commitments hereunder shall be modified to reflect the Commitment of such assignee and, in the event of an assignment of a Note or Notes, upon surrender of the assigning Lender's Note(s), Borrower shall issue and deliver to Agent, for delivery to the assignee (and, if applicable, the assigning Lender) a new Note or Notes showing the assignee as the registered owner of the transferred Note(s) and, if any such assignment occurs while any Loan is outstanding, Agent shall, no later than five (5) Business Days following receipt of notice thereof, record such assignment in the Register as provided in subsection 2.2G. Every Note presented or surrendered for trans-fer to an assignee shall (if so required by Agent or Borrower) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to Agent and Borrower, duly executed by the holder thereof or its duly authorized attorney. Each Lender may furnish any information concerning Holdings or any of its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective

<page-80>

assignees and participants). Borrower hereby acknowledges and agrees that any participation will give rise to a direct obliga-tion of Borrower to the participant and the participant shall for purposes of subsections 2.6, 2.7, 2.8, 10.5 and 10.6 be consi-dered to be a "Lender".

              10.3  Expenses

              Whether or not the transactions contemplated hereby shall be consummated, Holdings and its Subsidiaries jointly and severally agree to promptly pay and hereby authorize the Agent to debit the Borrower's account for (i) all the actual and reasona-ble costs and expenses of Agent for the preparation of the Loan Documents and all the costs of furnishing all opinions by counsel for Holdings and its Subsidiaries (including, without limitation, any opinions reasonably requested by Agent as to any legal matters arising hereunder), and of Holdings's and its Subsidia-ries' performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, (ii) the reasonable fees, expenses and disburse-ments of counsel to Agent (including allocated costs of internal counsel) in connection with the negotiation, syndication, preparation, execution and administration of this Agreement, the Loan Documents, the Loans and Letters of Credit hereunder, and any amendments and waivers hereto, (iii) all other actual and reasonable out-of-pocket expenses incurred by Agent in connection with the negotiation, preparation, execution and administration of this Agreement and the Loan Documents, the making of the Loans hereunder and the issuance of the Letters of Credit and other extensions of credit hereunder and the syndication of such Loans and Letters of Credit, including without limitation all appraisals, inventory and other collateral and systems audits, environmental reports, and solvency reports, and (iv) after the occurrence of a Potential Event of Default or an Event of Default, all costs and expenses incurred by Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Holdings or any of its Subsidiaries hereunder or the Letters of Credit or of any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceeding (including reasonable fees of legal counsel to Agent (but excluding fees of separate legal counsel to Lenders), including allocated costs of internal counsel and costs of settlement) and
(v) all the actual and reasonable expenses of Agent related to this Agreement, the Loan Documents, the Loans and Letters of Credit hereunder in connection with the Chapter 11 Cases (including without limitation the on-going monitoring by Agent of the Chapter 11 Cases, including attendance by Agent and its counsel at hearings or other proceedings and the on-going review of documents filed with the Court in respect thereof); provided that, except for periods when an Event of Default or Potential Event of Default has occurred and is continuing, the aggregate amount payable pursuant to clause (v) of this Section 10.3 or otherwise payable in respect of Agent's monitoring of the Inventory and administration of the Loans after the entry of the Final Borrowing Order shall not exceed $5,000 a month (excluding all amounts payable in connection with (a) any amendments, waivers, consents or other modifications of or otherwise in respect of the Loan Documents requested by Holdings or Borrower or (b) any appeal or modification of the Final Borrowing Order), measured as of any date of determination on a cumulative basis for the period commencing on the Closing Date and ending on such date of determination.

<page-81>

              10.4  Indemnity

              In addition to the payment of expenses pursuant to subsection 10.3, whether or not the transactions contemplated hereby shall be consummated, Holdings and its Subsidiaries jointly and severally agree to indemnify, pay and hold Agent and Lenders, and the officers, directors, employees, agents, and affiliates of Agent and Lenders and such holders (collectively called the "Indemnitees") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disburse-ments of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees) in connection with any investigative, admini-strative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto, that may be imposed on, incurred by, or asserted against that Indemni-tee, in any manner relating to or arising out of (to the extent relating to or arising out of) this Agreement or the other Loan Documents, commitment letter, Lenders' agreement to make the Loans and other extensions of credit and Lenders' agreements to purchase participations therein as provided herein, the use or intended use of the proceeds of any of the Loans or other exten-sions of credit hereunder, including without limitation, any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses or disbursements of any kind or nature under or in connection with the Chapter 11 Cases related to this Agreement, the other Loan Documents or the exten-sions of credit hereunder or thereunder (the "Indemnified Liabi-lities"); provided that neither Holdings nor any of its Subsidia-ries shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of such Indemnitee, all as determined by a final judgment of a court of competent jurisdic-tion or (ii) the Prepetition Credit Agreement. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Holdings and its Subsidiaries shall each contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

              10.5  Set Off

              Notwithstanding the provisions of section 362 of the Bankruptcy Code and any other applicable law and without application or motion to or order from the Court, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, upon the consent of Agent and Requisite Lenders, is hereby authorized by Holdings and any of its Subsidiaries at any time or from time to time, without notice to Holdings or any of its Subsidiaries, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Holdings or any of its Subsidiaries, against and on account of the obligations and liabilities of Holdings or any of its Subsi-

<page-82>

diaries to that Lender under this Agreement or with respect to the Letters of Credit, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or with respect to the Letters of Credit or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans, Notes or any Obligations with respect to the Letters of Credit, and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

              10.6  Ratable Sharing

              Lenders each agree among themselves that if any of them shall, through the exercise of any right of counterclaim, set-off, banker's lien or otherwise or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and the amounts payable in respect of the Letters of Credit held by that Lender, or amounts due to that Lender in respect of facility fees or commitment fees hereunder (collectively, the "Aggregate Amounts Due" to such Lender), which is greater than the proportion received by any other Lender in respect to the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify each other Lender and Agent of such receipt and (ii) purchase participations (which it shall be deemed to have done simultane-ously upon the receipt of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by the Lenders in proportion to the Aggregate Amounts Due them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such partici-pations shall be returned to that Lender to the extent of such recovery, but without interest. Holdings and each of its Subsidiaries expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counter-claim with respect to any and all monies owing by Holdings or any of its Subsidiaries to that holder.

              10.7  Amendments and Waivers

              No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by Holdings or Borrower therefrom, shall in any event be effective without the written occurrence of Requisite Lenders; except that any amendment, modification, termination, or waiver of any provision increasing the principal amount of the Commitments or the Loans, each Lender's Pro Rata Share (except in accordance with subsection 10.2), the definition of "Requisite Lenders", any provision expressly requiring the approval or concurrence of all Lenders, the extension of the final scheduled maturity dates of the Loans, a decrease of interest rates borne by the Loans, a decrease in any amounts payable in respect of the Letters of Credit which constitutes a forgiveness of indebtedness, including a decrease of the rate of fees payable thereon, a decrease of the amount of fees payable to Lenders hereunder, a reduction in any

<page-83>

amounts payable with respect to the principal amount of the Loans which constitutes a forgiveness of indebtedness, the obligation of Lenders to fund Loans to reimburse the Issuing Lender under any Letter of Credit, the obligation of Lenders to purchase participations with respect to Letters of Credit and the provisions contained in subsections 8.1 and 10.7 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification, termination or waiver of any provision of Section 9 which relates to Agent shall be effective without the written concurrence of Agent. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accord-ance with this subsection 10.7, shall be binding upon each Lender and each future Lender (regardless of whether such Lender's Notes shall be marked to indicate such amendment, modification, waiver or consent).

              10.8  Independence of Covenants

              All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limita-tions of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

              10.9  Notices

              Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, tele-copied or sent by United States mail or courier service and shall be deemed to have been given when delivered in person, receipt of telecopy or four Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to Agent shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this subsection 10.9) shall be as set forth under each party's name on the signature pages hereof.

              10.10 Survival of Warranties and Certain
                    Agreements

              A. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, and the making of the Loans hereunder.

              B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6E, 2.6H, 2.7, 2.8E, 2.8G, 2.8H, 10.3,
10.4 and 10.5 and the agreements of Lenders set forth in subsec-tions 9.2C, 9.4, 10.5 and 10.6 shall survive the payment of

<page-84>

the Loans and the reimbursement obligations under the Letters of Credit and the termination of this Agreement.

              10.11  Failure or Indulgence Not Waiver;
                     Remedies Cumulative

              No failure or delay on the part of any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Notes are cumulative to, and not exclusive of, any rights or remedies otherwise available.

              10.12 Obligations Several; Independent Nature of
                    Lenders' Rights

              The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commit-ment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an addi-tional party in any proceeding for such purpose.

              10.13 Headings; Table of Contents

              Section and subsection headings in this Agreement and the table of contents are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

              10.14 Applicable Law

              THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

              10.15 Successors and Assigns; Subsequent
                    Holders of Notes

              This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee of the Loans, and in the event of such transfer or assignment, the rights and privi-leges herein conferred upon Lenders shall automatically extend to

<page-85>

and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Neither Holdings's or any of its Subsidiaries' rights nor any interest therein hereunder may be assigned without the written consent of all Lenders. Lenders' rights of assignment are subject to subsection 10.2.

              10.16 Consent to Jurisdiction and Service
                    of Process

              ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OBLIGATION SHALL BE SUBJECT TO THE JURISDICTION OF THE COURT AND, IF THE COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDIC-TION SITTING IN NEW YORK, NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT HOLDINGS AND BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENT, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR SUCH OBLIGATION. Holdings and Borrower each hereby agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Holdings or Borrower at its address provided in subsection 10.9, such service hereby being acknow-ledged by Holdings and Borrower to be sufficient for personal jurisdiction in any action against it in any such court and to be otherwise effective and binding service in every respect.
Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Holdings and Borrower in the courts of any other jurisdiction.

              10.17 Waiver of Jury Trial

              HOLDINGS, BORROWER, AGENT AND EACH LENDER HEREBY MUTUALLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower, Agent and each Lender each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Holdings, Borrower, Agent and each Lender further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily

<page-86>

waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICA-TIONS TO THIS AGREEMENT, THE LOAN DOCUMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS OR THE LETTERS OF CREDIT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

              10.18 Parties Including Trustees; Court
                    Proceedings.

              This Agreement and the claims of the Agent and Lenders hereunder or under any other Loan Document shall at all times be binding upon Borrower and Holdings, the estate of Borrower and Holdings and any trustee appointed in the Chapter 11 Cases or any Chapter 7 case, or any other successor in interest to Borrower or Holdings notwithstanding the discharge of Borrower or Holdings pursuant to section 1141 of the Bankruptcy Code, the conversion of either of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or the dismissal of either of the Chapter 11 Cases. This Agreement shall not be subject to
Section 365 of the Bankruptcy Code.

              10.19 Counterparts; Effectiveness

              This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counter-parts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt of written or telephonic notification of such execution and authorization of delivery thereof by Holdings, Borrower, and Agent.

              10.20 Absence of Prejudice to Lenders or to
                    Holders of Debt Under the Prepetition
                    Credit Agreement with Respect to Matters
                    Before the Bankruptcy Court.

              Holdings and Borrower acknowledge that the Bank-ruptcy Code and Bankruptcy Rules require them to seek Court authorization for certain matters that may also be addressed in this Agreement. Neither Holdings nor Borrower will mention in any pleadings or argument before the Court in support of, or in any way relating to, a position that Court authorization should be granted that a position or request for Court authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument asserts that such position or request is not, or questions whether such position or request is, permitted by this Agreement) or in any way attempt to support a position before the Court based on the provisions of this Agreement. Agent, Lenders and the agent and lenders under the Prepetition Credit Agreement shall be free to bring, oppose or support any matter before the Court no matter how treated in this Agreement. The fact that Agent is also the agent and a lender under the Prepetition Credit Agreement shall in no way prejudice the rights of agent or any lender under the Prepetition Credit Agreement.


          [Remainder of page intentionally left blank.]



<page-S-1>

              WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                             WHEREHOUSE ENTERTAINMENT, INC.,
                             as debtor and debtor-in-possession



                             By:  /s/ Jerry E. Goldress

                             Title: Chief Executive Officer

                             Notice Address:

                             19701 Hamilton Avenue
                             Torrance, CA  90502
                             Attention:  Jerry Goldress


                             WEI HOLDINGS, INC.
                             as debtor and debtor-in-possession



                             By:  /s/ Jerry E. Goldress

                             Title: Chief Executive Officer

                             Notice Address:

                             19701 Hamilton Avenue
                             Torrance, CA  90502
                             Attention:  Jerry Goldress

                               S-1


<page-S-2>

                             BANKERS TRUST COMPANY,
                             individually and as Agent



                             By: /s/ Mary Kay Coyle

                             Title: Managing Director

                             Notice Address:

                             Bankers Trust Company
                             130 Liberty St., 14th Fl
                             New York, NY 10006
                             Attention: Stephan Snizek

                             with a copy of all financial
reports to:

                                  Bankers Trust Company
                                  Mail Stop 2144
                                  Agency Services Group
                                  130 Liberty Street
                                  New York, NY 10006
                                  Attention: Paul Raghundan

                               S-2

<page-I-1>

                            EXHIBIT I

                   FORM OF NOTICE OF BORROWING



          Pursuant to that certain Debtor-in-Possession Credit Agreement dated as of September 25, 1995 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) by and among WEI Holdings, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Holdings"), Wherehouse Entertainment, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Borrower"), the lenders party thereto ("Lenders") and Bankers Trust Company, as agent for Lenders ("Agent"), this represents Borrower's request to borrow on ___________, 19__ $__________
from Lenders on a pro rata basis as [Base Rate/Eurodollar Rate] Loans. [The Interest Period for such Eurodollar Rate Loans is requested to be a [one/two/three/six] month period]. The proceeds of such Loans are to be deposited in Borrower's account at the office of Agent located at One Bankers Trust Plaza, New York, New York.

          The undersigned officer, to the best of such officer's knowledge, and Borrower certify that (i) the representations and warranties of Borrower and Holdings contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the Funding Date to the same extent as though made on and as of the Funding Date, except to the extent such representations and warranties specifi-cally relate to an earlier date, in which case such representa-tions and warranties were true, correct and complete in all material respects on and as of such earlier date; (ii) no Event of Default or Potential Event of Default has occurred and is continuing or will result from the proposed borrowing; (iii) Borrower and Holdings have performed in all material respects all agreements and satisfied all conditions under the Credit Agree-ment required to be performed by either or both of them on or before the Funding Date; (iv) after giving effect to the proposed borrowing, the aggregate outstanding amount of the Obligations will not exceed the amount authorized by the Interim Borrowing Order or the Final Borrowing Order, as the case may be, and the Interim Borrowing Order or the Final Borrowing Order, as the case

<page-I-2>

may be, shall be in full force and effect and shall not be stayed; and (v) each of the other conditions to funding set forth in subsection 3.2B of the Credit Agreement will be satisfied on the proposed Funding Date.


DATED:  _______________


                              WHEREHOUSE ENTERTAINMENT, INC.,
                              as debtor and debtor-in-possession



                              By ____________________________
                                 Title:



<page-II-1>

                            EXHIBIT II

                  FORM OF NOTICE OF ISSUANCE OF
                         LETTER OF CREDIT



          Pursuant to that certain Debtor-in-Possession Credit Agreement dated as of September 25, 1995 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement), by and among WEI Holdings, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Holdings"), Wherehouse Entertainment, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Borrower"), the lenders party thereto ("Lenders") and Bankers Trust Company, as agent for Lenders ("Agent"), this represents Borrower's request to have [1] issue a Letter of Credit for the account of Borrower on [2] in the face amount of $[3] with an expiration date of [4] for the benefit of [5]. [6]

          The undersigned officer, to the best of such officer's knowledge, and Borrower certify that (i) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representa-tions and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; (ii) no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement or will result from the proposed issuance of the Letter of Credit for the account of Borrower; (iii) Borrower and Holdings have performed in all material respects all agreements and satisfied all conditions under the Credit Agreement required to be per-formed by either or both of them on or before the date hereof;
(iv) after giving effect to the proposed issuance, the aggregate outstanding amount of the Obligations will not exceed the amount

________________________

[1]  Insert name of Issuing Lender.
[2] Insert proposed date of issuance of the Letter of Credit. [3] Insert face amount of the Letter of Credit in numbers.
[4]  Insert expiration date for the Letter of Credit.
[5] Insert name and address of the beneficiary of the Letter of Credit.
[6] Insert precise description of the documents and the verbatim text of the certificate to be presented by the beneficiary which, if presented prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit.


<page-II-2>

authorized by the Interim Borrowing Order or the Final Borrowing Order, as the case may be, and the Interim Borrowing Order or the Final Borrowing Order, as the case may be, shall be in full force and effect and shall not be stayed; (v) after giving effect to the proposed issuance, the Letter of Credit Usage will not exceed $10,000,000; and (vi) each of the other conditions to the issuance of a Letter of Credit set forth in subsection 3.3 of the Credit Agreement will be satisfied on the proposed Funding Date.

DATED:  _____________________

                                   WHEREHOUSE ENTERTAINMENT, INC.,
                                   as debtor and debtor-in-
                                   possession



                                   By _________________________
                                      Title:



<page-III-1>

                           EXHIBIT III

            FORM OF NOTICE OF CONVERSION/CONTINUATION



          Pursuant to that certain Debtor-in-Possession Credit Agreement dated as of September 25, 1995 (such agreement as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition shall have the meanings assigned to those terms in the Credit Agreement) by and among WEI Holdings, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Holdings"), Wherehouse Entertainment, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Borrower"), the lenders party thereto ("Lenders") and Bankers Trust Company, as agent for Lenders, this represents Borrower's request to [A: convert $___________ in principal amount of presently outstanding [Base Rate/Eurodollar Rate] Loans [with an Interest Period expiration date of _________, 19__] to [Base Rate/Eurodollar Rate] Loans on ___________, 19__.] [The Interest Period for such Eurodollar Rate Loans is requested to be a [one/two/three/six] month period.] [B: continue as Eurodollar Rate Loans $___________ in principal amount of presently outstanding Loans with an Interest Period expiration date of ___________, 19__.] [The Interest Period for such Eurodollar Rate Loans commencing on such Interest Period expiration date is requested to be a [one/two/three/six] month period.] Borrower certifies that no Event of Default or Potential Event of Default has occurred and is continuing or will result from the proposed [conversion/continuation].


DATED:  _______________

                              WHEREHOUSE ENTERTAINMENT, INC.,
                              as debtor and debtor-in-possession



                              By __________________________
                                 Title:



<page-IV-1>

                            EXHIBIT IV

                           FORM OF NOTE


                  WHEREHOUSE ENTERTAINMENT, INC.


$[1]                                           ____________, 1995
                                               New York, New York


          FOR VALUE RECEIVED, WHEREHOUSE ENTERTAINMENT, INC., a Delaware corporation, as debtor and debtor-in-possession ("Borrower"), promises to pay to the order of [2]("Payee"), on or before the Expiry Date, the lesser of (x) [3]($[1]) and (y) the unpaid aggregate principal amount of all advances made by Payee to Borrower as Loans under the Credit Agreement referred to below.

          Borrower also promises to pay interest on the unpaid principal amount hereof until paid at the rates, at the times and from the dates which shall be determined in accordance with the provisions of that certain Debtor-in-Possession Credit Agreement dated as of September 25, 1995 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, being herein called the "Credit Agreement"; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement), by and among WEI Holdings, Inc., a Delaware corporation, as debtor and debtor-in-possession, Borrower, the lenders party thereto ("Lenders") and Bankers Trust Company, as agent for Lenders ("Agent").

          This Note is one of Borrower's "Notes" in the aggregate principal amount of $30,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were or are made and are to be repaid.

___________________

[1]  Insert in numbers the principal amount of Lender's Pro Rate
     Share of the aggregate Commitments.

[2]  Insert name of Lender in capital letters.

[3]  Insert in words the principal amount of Lender's Pro Rata
     Share of the aggregate Commitment.


<page-IV-2>

          All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Agent located at One Bankers Trust Plaza, New York, New York, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Until notified in writing of the transfer of this Note, Borrower and Agent shall be entitled to deem Payee, or such person who has been so identified by the transferor in writing to Borrower and Agent as the holder of this Note, as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees by its acceptance hereof that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

          Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; provided, however, that if the day on which any payment relating to a Eurodollar Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

          This Note is subject to mandatory prepayment as provided in subsection 2.4A(ii) of the Credit Agreement and to prepayment at the option of Borrower as provided in subsection
2.4A(i) of the Credit Agreement.

          This Note is subject to restriction on transfer or assignment as provided in subsections 10.2 and 10.15 of the Credit Agreement.

          THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED
BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE
INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO
CONFLICTS OF LAWS PRINCIPLES.

          Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

          The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

          No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and uncondi-

<page-IV-3>

tional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

          Borrower promises to pay all costs and expenses payable under the Credit Agreement, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. Borrow-er and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

          IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and the place first above written.


                         WHEREHOUSE ENTERTAINMENT, INC.
                         as debtor and debtor-in-possession



                         By __________________________
                            Title:


<page-IV-4>


                         TRANSACTIONS ON
                               NOTE



Date
Type of
Loan Made
This Date
Amount of
Loan Made
This Date
Amount of
Principal
Paid
This Date
Outstanding
Principal
Balance
This Date
Notation
Made by






































<page-V-1>

                            EXHIBIT V

                    BORROWING BASE CERTIFICATE

                              [DATE]


          Reference is made to the Debtor-in-Possession Credit Agreement dated as of September 25, 1995 (such agreement, as it many be amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement) by and among WEI Holdings, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Hold-ings"), Wherehouse Entertainment, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Borrower"), the lenders party thereto ("Lenders") and Bankers Trust Company, as agent for Lenders ("Agent").

          Pursuant to Section 5.1 (iii) of the Credit Agreement, the undersigned [chief executive officer] [chief financial officer/ treasurer/controller]* of Borrower hereby [certifies/ certify] that attached hereto as Annex A is a true and accurate calculation of the Borrowing Base as of _______________, 199__ determined in accordance with the requirements of the Credit Agreement.

          IN WITNESS WHEREOF, the undersigned [has/have] caused this certificate to be duly executed as of _______________, 199__.

                              WHEREHOUSE ENTERTAINMENT, INC.,
                              as debtor and debtor-in-possession



                              By
__________________________________

                              Title:



                              By
__________________________________

                              Title:


______________________

    * Certificate to be executed by chief executive officer or any two of the chief financial officer, treasurer and controller.



<page-V-A-1>

                             ANNEX A

                  TO BORROWING BASE CERTIFICATE

                   ____________________, 199__


I.   BORROWING BASE

     1.   Total merchandise Inventory             $___________
          (excluding rental Inventory)

          (a)  reserves taken by Borrower         (___________)

          (b)  unicap costs                       (___________)

          (c)  Total Inventory less reserves
               and unicap costs                    ___________

     2.   Less ineligible Inventory:

          (a)  Inventory located outside the
               United States of America;          (___________)

          (b)  Inventory produced in violation
               of the Fair Labor Standards Act
               or subject to the so-called
               "hot goods" provisions contained
               in Title 29 U.S.C. 215(a)(i);      (___________)

          (c)  All Inventory held, or claimed
               to be held on consignment or
               similar arrangement.               (___________)

          (d)  Total ineligible Inventory         $___________

     3.   Total Inventory less ineligible
          Inventory (I1(c) minus I2(d))           $___________

     4.   Eligible Inventory
          (I3 multiplied by 65%)                  $___________

     5.   Percentage of Eligible Inventory to
          be included in the Borrowing Base            50%

     6.   Borrowing Base (I4 multiplied by I5)    $___________


<page-V-A-2>

II.  APPLICABLE CREDIT EXTENSIONS

     1.   Aggregate principal amount of
          outstanding Loans                       $___________

     2.   Letter of Credit Usage                  $____________

     3.   Total Utilization of Commitments
          (II1 plus II2)                          $____________

III. EXCESS BORROWING BASE
     (I6 minus II3)                               $____________


<page-VI-1>

                            EXHIBIT VI

                  FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

     (1)  We are duly elected [Title] and [Title] of WEI
Holdings, Inc., a Delaware corporation, as debtor and debtor-in-possession ("Holdings"), and Wherehouse Entertainment, Inc., a
Delaware corporation, as debtor and debtor-in-possession
("Borrower");

     (2) We have reviewed the terms of the Debtor-in-Possession Credit Agreement dated as of September 25, 1995 by and among Holdings, Borrower, the lenders party thereto ("Lenders") and Bankers Trust Company, as agent for Lenders (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition shall have the meanings assigned to those terms in the Credit Agreement), and we have reviewed the terms of the Notes and the other Loan Documents and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and conditions of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements; and

     (3) Except as described below, the examinations described in paragraph (2) did not disclose, and we have no knowledge of, the existence of any condition or event that constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial state-ments or as of the date of this Certificate.

     Describe below (or in a separate attachment to this Certifi-cate) the exceptions, if any, to paragraph (3) by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Holdings or Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________
______________________________________________________________
______________________________________________________________
______________________________________________________________


<page-VI-2>

     The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _________________, 199___ pursuant to subsection 5.1(iv) of the Credit Agreement.

                              WEI HOLDINGS, INC.,
                               as debtor and debtor-in-possession


                              By: _________________________
                                Title:


                              By: _________________________
                                Title:



                              WHEREHOUSE ENTERTAINMENT, INC.,
                               as debtor and debtor-in-possession


                              By: _________________________
                                Title:


                              By: _________________________
                                Title:


<page-VI-Attachment 1-1>

                         ATTACHMENT NO. 1
                    TO COMPLIANCE CERTIFICATE


(The Certificate attached hereto is as of ________________ and pertains to the period from _________________ to ________________.)

          Capitalized terms used herein shall have the meanings set forth in the Debtor-in-Possession Credit Agreement dated as of September 25, 1995 by and among WEI Holdings, Inc., a Delaware corporation, as debtor and debtor-in-possession, Wherehouse Entertainment, Inc., a Delaware corporation, as debtor and debtor -in-possession, the lenders party thereto ("Lenders") and Bankers Trust Company, as agent for Lenders. Subsection references herein relate to the subsections of the Credit Agreement.

A.   MINIMUM CONSOLIDATED ADJUSTED EBITDAV

     1.   Consolidated Net Income                 $_____________

     2.   Provisions for taxes based on income    $_____________

     3.   Consolidated Interest Expense           $_____________

     4.   To the extent Consolidated Net Income
          has been reduced thereby, amortization
          expense, depreciation expense, the non-
          cash portion of cost of rentals and
          other non-cash expenses                 $_____________

     5.   Losses on Asset Sales                   $_____________

     6.   Other non-cash items reducing
          Consolidated Net Income, excluding
          write-offs of Inventory and accounts
          receivable                              $_____________

     7.   The sum (without duplication) of
          Line A1 through Line A6                 $_____________

     8.   Gains on Asset Sales                    $_____________

     9.   Other non-cash items increasing
          Consolidated Net Income                 $_____________

     10.  Cash purchases of rental inventory      $_____________

     11.  The sum of (without duplication)
          Line A8 through Line A10                $_____________


<page-VI-Attachment 1-2>

     12.  Consolidated Adjusted EBITDAV
          (Line A7 minus Line A11)                $_____________

     13.  Minimum Consolidated Adjusted
          EBITDAV required by subsection 6.6A     $_____________

B.   MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES

     1.   Consolidated Capital Expenditures
          amount set forth in subsection 6.6B
          for the current fiscal period           $_____________

     2.   Consolidated Capital Expenditures
          amount set forth in subsection 6.6B
          for the prior fiscal period             $_____________

     3.   Consolidated Capital Expenditures
          for the prior fiscal period             $_____________

     4.   Unutilized Consolidated Capital
          Expenditures for the prior fiscal
          period (Line B2 minus Line B3)          $_____________

     5.   Carryover Amount (the lessor of [25%
          multiplied by Line B2] and Line B4)     $_____________

     6.   Capital expenditures by Holdings and
          its Subsidiaries for the current
          fiscal period                           $_____________

     7.   Expenditures made with insurance
          proceeds received by Borrower with
          respect to any item included in the
          property, plant or equipment reflected
          in the consolidated balance sheet of
          Holdings and its Subsidiaries for the
          current fiscal period                   $_____________

     8.   Expenditures made with, or reimbursed
          by, Consolidated Trade Reimbursements
          for the current fiscal period           $_____________

     9.   Consolidated Capital Expenditures for
          the current fiscal period (Line B6
          minus Line B7 minus Line B8)            $_____________

     10.  Maximum Consolidated Capital Expendi-
          tures permitted for the current fiscal
          period by subsection 6.6B (Line B1
          plus Line B5)                           $_____________

 <page-VI-Attachment 1-3>

C.   MAXIMUM INVESTMENTS

     1.   Investments outstanding pursuant to
          subsection 6.3(v)                       $_____________

     2.   Maximum Investments permitted by
          subsection 6.3(v)                       $_____________

D.   MAXIMUM PAYMENTS ON PRE-PETITION
     OBLIGATIONS

     1.   Payment on Prepetition Indebtedness
          or other obligations existing on
          Petition Date pursuant to subsection
          6.5(ii)(e), measured on a cumulative
          basis since the Closing Date            $_____________

     2.   Maximum payments on Prepetition
          Indebtedness or other obligations
          existing on Petition Date permitted
          pursuant to subsection 6.5(ii)(e)       $   2,500,000


<page-VII-1>

                           EXHIBIT VII

           FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

                     DATE ____________, 19___


     Reference is made to the Agreement described in Item 2 of Annex I annexed hereto (as amended, amended and restated, supple-mented or otherwise modified from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with [ASSIGNOR] (the "Assignor") and [ASSIGNEE] (the "Assignee") agreeing as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obliga-tions under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I of all outstanding rights and obligations under the Credit Agree-ment relating to the facilities listed in Item 4 of Annex I, including, without limitation, such interest in the Assignor's Commitments (if applicable), the Loans owing to the Assignor and participations in outstanding Letters of Credit relating to such facilities. After giving effect to such sale and assignment, the Assignee's Commitments, the amount of the Loans owing to the Assignee and participations in outstanding Letters of Credit will be as set forth in Item 4 of Annex I.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any state-ments, warranties or representations made in or in connection with the Credit Agreement regarding the execution, legality, validity, enforceability genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to therein, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon Agent, the

<page-VII-2>

Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an eligible assignee pursuant to subsection 10.2 of the Credit Agreement;
(iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by its as a Lender [; and (v) attaches the forms prescribed by the Internal Revenue Service of the United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty or a letter certifying that Assignee is not entitled to any such exemption or reduced rate].*

     4. Following the execution of this Assignment and Assump-tion by the Assignor and the Assignee, it will be delivered to Agent for acceptance and recording by Agent. The effective date of this Assignment and Assumption shall be the date upon which
(i) this Assignment and Assumption has been executed by the Assignor and the Assignee and (ii) the applicable conditions contained in subsection 10.2 of the Credit Agreement have been satisfied unless another date is specified on Item 6 of Annex I hereto (the "Settlement Date").

     5. Upon such acceptance and recording by Agent, as of the Settlement Date, (i) the Assignees shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by Agent, from and after the Settlement Date, Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect there-
to) to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor the principal amount of any outstanding Loans and obligations in respect of Letters of Credit under the Credit Agreement which are being assigned hereunder, net of any closing costs. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

_________________________

     * If the Assignee is organized under the laws of a juris-diction outside the United States.


<page-VII-3>

     7. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized as of the date first above written, such execution being made on Annex I hereto.

Accepted this ____ day
of ______________, 19__

BANKERS TRUST COMPANY,
as Agent

By ______________________
Title:___________________


[NAME OF ASSIGNOR]
as Assignor

By ______________________
Title:___________________


[NAME OF ASSIGNEE]
as Assignee

By ______________________
Title:___________________




<page-VII-I-1>

                             ANNEX I

1. Borrower: Wherehouse Entertainment, Inc., as debtor and debtor-in-possession

2. Name and Date of Credit Agreement: Debtor-in-Possession Credit Agreement dated as of September 25, 1995 by and among WEI Holdings, Inc., as debtor and debtor-in-possession, Wherehouse Entertainment, Inc., as debtor and debtor-in-possession, the lenders party thereto and Bankers Trust Company, as agent

3.   Date of Assignment Agreement: _________________, 19____

4.   Amounts
     (As of Date in Item #3 above):

                                   Facility 1     Facility 2
                                   (Commitment)   (Letter of
                                                  Credit partici-
                                                  pations)

     a.   Total Credit Agreement
          Commitment/Letters of
          Credit                   $__________    $___________

     b.   Assigned Share*           __________%    ___________%

     c.   Amount of Assigned
          Share                    $__________    $___________

5.   Assignee's Aggregate
     Letter of Credit/Commitment
     Amount:                       $__________

6.   Settlement Date**   _____________, 19___


_____________________

     *    Percentage taken to 12 decimal places.

     ** This date should be no earlier than the date of acceptance by Agent.

<page-VII-I-2>

7.   Notice:

          ASSIGNOR:

          _____________________
          _____________________
          _____________________
          _____________________
          Attention:
          Telephone:
          Telecopier:
          Reference:

          ASSIGNEE:

          _____________________
          _____________________
          _____________________
          _____________________
          Attention:
          Telephone:
          Telecopier:
          Reference:


     Payment Instructions:

          ASSIGNOR:

          _____________________
          _____________________
          _____________________
          _____________________
          Attention:
          Reference: